Exhibit 2.14

The following Management’s Discussion and Analysis (MD&A) presents the financial condition and operating results of National Bank of Canada (the Bank). This analysis was prepared in accordance with the requirements set out in National Instrument 51 - 102, Continuous Disclosure Obligations, released by the Canadian Securities Administrators (CSA). It is based on the unaudited interim condensed consolidated financial statements (the consolidated financial statements) for the quarter and nine - month period ended July 31, 2024 and prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), unless otherwise indicated. IFRS represent Canadian generally accepted accounting principles (GAAP). This MD&A should be read in conjunction with the consolidated financial statements and accompanying notes for the quarter and nine - month period ended July 31, 2024 and with the 2023 Annual Report . All amounts are presented in Canadian dollars. Additional information about the Bank, including the Annual Information Form , can be obtained from the Bank’s website at nbc.ca and SEDAR+’s website at sedarplus.ca . The information found in the various documents and reports published by the Bank or the information available on the Bank's website and mentioned herein is not and should not be considered incorporated by reference into the Report to Shareholders, the Management's Discussion and Analysis, or the consolidated financial statements, unless expressly stated otherwise. Caution Regarding Forward - Looking Statements Certain statements in this document are forward - looking statements. All such statements are made in accordance with applicable securities legislation in Canada and the United States. The forward - looking statements in this document may include, but are not limited to, statements made about the economy, market changes, the Bank’s objectives, outlook, and priorities for fiscal year 2024 and beyond, the strategies or actions that will be taken to achieve them, expectations for the Bank’s financial condition, its activities, the anticipated acquisition of Canadian Western Bank and the impacts and benefits of the transaction, the regulatory environment in which it operates, its environmental, social, and governance targets and commitments, and certain risks to which the Bank is exposed. These forward - looking statements are typically identified by verbs or words such as “outlook”, “believe”, “foresee”, “forecast”, “anticipate”, “estimate”, “project”, “expect”, “intend” and “plan”, in their future or conditional forms, notably verbs such as “will”, “may”, “should”, “could” or “would” as well as similar terms and expressions. Such forward - looking statements are made for the purpose of assisting the holders of the Bank’s securities in understanding the Bank’s financial position and results of operations as at and for the periods ended on the dates presented, as well as the Bank’s vision, strategic objectives, and performance targets, and may not be appropriate for other purposes. These forward - looking statements are based on current expectations, estimates, assumptions and intentions and are subject to uncertainty and inherent risks, many of which are beyond the Bank’s control. There is a strong possibility that the Bank’s express or implied predictions, forecasts, projections, expectations, or conclusions will not prove to be accurate, that its assumptions may not be confirmed, and that its vision, strategic objectives, and performance targets will not be achieved. The Bank cautions investors that these forward - looking statements are not guarantees of future performance and that actual events or results may differ significantly from these statements due to a number of factors. Thus, the Bank recommends that readers not place undue reliance on these forward - looking statements, as a number of factors could cause actual results to differ significantly from the expectations, estimates, or intentions expressed in these forward - looking statements. Investors and others who rely on the Bank’s forward - looking statements should carefully consider the factors listed below as well as the uncertainties they represent and the risk they entail. Except as required by law, the Bank does not undertake to update any forward - looking statements, whether written or oral, that may be made from time to time, by it or on its behalf. Assumptions about the performance of the Canadian and U.S. economies in 2024 and how that performance will affect the Bank’s business are among the factors considered in setting the Bank’s strategic priorities and objectives, including allowances for credit losses. These assumptions appear in the Economic Review and Outlook section and, for each business segment, in the Economic and Market Review sections of the 2023 Annual Report and in the Economic Review and Outlook section of this Report to Shareholders, and may be updated in the quarterly reports to shareholders filed thereafter. The forward - looking statements made in this document are based on a number of assumptions and are subject to risk factors, many of which are beyond the Bank's control and the impacts of which are difficult to predict. These risk factors include, among others, the general economic environment and financial market conditions in Canada, the United States, and the other countries where the Bank operates; the possible delay or failure to close the acquisition of Canadian Western Bank, the potential failure to obtain the required approvals to the transaction in a timely manner or at all; the Bank’s ability to complete the integration within anticipated time periods and at expected cost levels, the realization of the expected strategic, financial and other benefits of the transaction, such as achieving synergies, in the timeframe anticipated; the impact of upheavals in the U.S. banking industry; exchange rate and interest rate fluctuations; inflation; global supply chain disruptions; higher funding costs and greater market volatility; changes made to fiscal, monetary, and other public policies; changes made to regulations that affect the Bank’s business; geopolitical and sociopolitical uncertainty; climate change, including physical risks and those related to the transition to a low - carbon economy, and the Bank’s ability to satisfy stakeholder expectations on environmental and social issues; significant changes in consumer behaviour; the housing situation, real estate market, and household indebtedness in Canada; the Bank’s ability to achieve its key short - term priorities and long - term strategies; the timely development and launch of new products and services; the Bank’s ability to recruit and retain key personnel; technological innovation, including advances in artificial intelligence and the open banking system, and heightened competition from established companies and from competitors offering non - traditional services; changes in the performance and creditworthiness of the Bank’s clients and counterparties; the Bank’s exposure to significant regulatory matters or litigation; changes made to the accounting policies used by the Bank to report financial information, including the uncertainty inherent to assumptions and critical accounting estimates; changes to tax legislation in the countries where the Bank operates; changes made to capital and liquidity guidelines as well as to the presentation and interpretation thereof; changes to the credit ratings assigned to the Bank by financial and extra - financial rating agencies; potential disruptions to key suppliers of goods and services to the Bank; the potential impacts of disruptions to the Bank’s information technology systems, including cyberattacks as well as identity theft and theft of personal information; the risk of fraudulent activity; and possible impacts of major events affecting the economy, market conditions, or the Bank's outlook, including international conflicts, natural disasters, public health crises, and the measures taken in response to these events. The foregoing list of risk factors is not exhaustive, and the forward - looking statements made in this document are also subject to credit risk, market risk, liquidity and funding risk, operational risk, regulatory compliance risk, reputation risk, strategic risk, and social and environmental risk as well as certain emerging risks or risks deemed significant. Additional information about these factors is provided in the Risk Management section of the 2023 Annual Report and in the Risk Management section of this Report to Shareholders for the Third Quarter of 2024 , and may be updated in the quarterly reports to shareholders filed thereafter. 24 Capital Management 4 Financial Reporting Method 30 Risk Management 11 Highlights 46 Risk Disclosures 12 Economic Review and Outlook 47 Accounting Policies and Financial Disclosure 13 Financial Analysis 47 Accounting Policies and Critical Accounting Estimates 13 Consolidated Results 47 Future Accounting Policy Changes 16 Results by Segment 47 Financial Disclosure 21 Consolidated Balance Sheet 48 Quarterly Financial Information 22 CWB Transaction 49 Glossary 22 Related Party Transactions 23 Securitization and Off - Balance - Sheet Arrangements 23 Income Taxes

The Bank’s consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions (Canada) (OSFI), the consolidated financial statements are to be prepared in accordance with IFRS, which represent Canadian GAAP. None of the OSFI accounting requirements are exceptions to IFRS. The presentation of segment disclosures is consistent with the presentation adopted by the Bank for the fiscal year beginning November 1, 2023. This presentation reflects the retrospective application of accounting policy changes arising from the adoption of IFRS 17 – Insurance Contracts (IFRS 17). For additional information, see Note 2 to the consolidated financial statements. The figures for the 2023 quarters have been adjusted to reflect these accounting policy changes. The Bank uses a number of financial measures when assessing its results and measuring overall performance. Some of these financial measures are not calculated in accordance with GAAP. Regulation 52 - 112 Respecting Non - GAAP and Other Financial Measures Disclosure (Regulation 52 - 112) prescribes disclosure requirements that apply to the following measures used by the Bank: non - GAAP financial measures; non - GAAP ratios; supplementary financial measures; capital management measures. Non - GAAP Financial Measures The Bank uses non - GAAP financial measures that do not have standardized meanings under GAAP and that therefore may not be comparable to similar measures used by other companies. Presenting non - GAAP financial measures helps readers to better understand how management analyzes results, shows the impacts of specified items on the results of the reported periods, and allows readers to better assess results without the specified items if they consider such items not to be reflective of the underlying performance of the Bank’s operations. In addition, the Bank uses the taxable equivalent basis to calculate net interest income, non - interest income, and income taxes. This calculation method consists of grossing up certain revenues taxed at lower rates (notably dividends) by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. An equivalent amount is added to income taxes. This adjustment is necessary in order to perform a uniform comparison of the return on different assets, regardless of their tax treatment. However, in light of the enacted legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction, nor did it or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section). The key non - GAAP financial measures used by the Bank to analyze its results are described below, and a quantitative reconciliation of these measures is presented in the tables in the Reconciliation of Non - GAAP Financial Measures section on pages 8 to 10 and in the Consolidated Results table on page 13. Note that, for the quarter and nine - month period ended July 31, 2024, after the agreement to acquire Canadian Western Bank (CWB) was concluded, several acquisition - related items have been excluded from results (in particular, the amortization of the subscription receipt issuance costs of $5 million ($3 million net of income taxes); a gain of $120 million ($86 million net of income taxes) resulting from the remeasurement at fair value of the CWB common shares already held by the Bank; the impact of managing fair value changes, representing a loss of $7 million ($5 million net of income taxes); and $7 million in acquisition and integration charges ($5 million net of income taxes)). For the quarter and nine - month period ended July 31, 2023, a gain of $91 million ($67 million net of income taxes) recorded upon the fair value remeasurement of an equity interest and an expense related to the retroactive impact of changes to the Excise Tax Act of $25 million ($18 million net of income taxes) had been excluded from results. In addition, for the nine - month period ended July 31, 2023, a $24 million tax expense related to the Canadian government’s 2022 tax measures had been excluded from results given the one - time nature of the item . This amount had included a $ 32 million tax expense with respect to the Canada Recovery Dividend, i . e . , a one - time, 15 % tax on the fiscal 2021 and 2020 average taxable income above $ 1 billion as well as an $ 8 million tax recovery related to the 1 . 5 % increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022 . Adjusted Net Interest Income This item represents net interest income on a taxable equivalent basis and excluding specified items, if any. A taxable equivalent is added to net interest income so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that net interest income can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Non - Interest Income This item represents non - interest income on a taxable equivalent basis and excluding specified items, if any. A taxable equivalent is added to non - interest income so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that non - interest income can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations.

Adjusted Total Revenues This item represents total revenues on a taxable equivalent basis and excluding specified items, if any. It consists of adjusted net interest income and adjusted non - interest income. A taxable equivalent is added to total revenues so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that total revenues can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Non - Interest Expenses This item represents non - interest expenses excluding specified items, if any. Specified items, if any, are excluded so that non - interest expenses can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Income Before Provisions for Credit Losses and Income Taxes This item represents income before provisions for credit losses and income taxes on a taxable equivalent basis and excluding specified items, if any. It also represents the difference between adjusted total revenues and adjusted non - interest expenses. A taxable equivalent is added to income before provisions for credit losses and income taxes so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that income before provisions for credit losses and income taxes can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Income Taxes This item represents income taxes on a taxable equivalent basis and excluding income taxes on specified items, if any. Adjusted Net Income This item represents net income excluding specified items, if any. Specified items, if any, are excluded so that net income can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Net income Attributable to Common Shareholders This item represents net income attributable to common shareholders excluding specified items, if any . Specified items, if any, are excluded so that net income attributable to common shareholders can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations . Adjusted Basic Earnings Per Share This item represents basic earnings per share excluding specified items, if any. Specified items, if any, are excluded so that basic earnings per share can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Diluted Earnings Per Share This item represents diluted earnings per share excluding specified items, if any. Specified items, if any, are excluded so that diluted earnings per share can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. The Bank also uses the below - described measures to assess its results. Adjusted Non - Trading Net Interest Income This item represents non - trading net interest income on a taxable equivalent basis. It includes revenues related to financial assets and financial liabilities associated with non - trading activities, net of interest expenses and interest income related to the financing of these financial assets and financial liabilities, and is used to calculate adjusted non - trading net interest margin. A taxable equivalent is added to non - trading net interest income so that the performance of the various assets can be compared irrespective of their tax treatment. Net Interest Income Related to Trading Activities on a Taxable Equivalent Basis This item represents net interest income related to trading activities plus a taxable equivalent. It comprises dividends related to financial assets and liabilities associated with trading activities and certain interest income related to the financing of these financial assets and liabilities, net of interest expenses. A taxable equivalent is added to net interest income related to trading activities so that the performance of the various assets can be compared irrespective of their tax treatment. Non - Interest Income Related to Trading Activities on a Taxable Equivalent Basis This item represents non - interest income related to trading activities plus a taxable equivalent. It consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held - for - trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, realized and unrealized gains and losses as well as interest expense on obligations related to securities sold short, certain commission income as well as other trading activity revenues, and any applicable transaction costs. A taxable equivalent amount is added to the non - interest income related to trading activities such that the returns of different assets can be compared irrespective of their tax treatment.

Trading Activity Revenues on a Taxable Equivalent Basis This item represents trading activity revenues plus a taxable equivalent. These revenues comprise dividends related to financial assets and financial liabilities associated with trading activities; certain interest income related to the financing of these financial assets and liabilities, net of interest expenses; realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss; income from held - for - trading derivative financial instruments; changes in the fair value of loans at fair value through profit or loss; changes in the fair value of financial instruments designated at fair value through profit or loss; realized and unrealized gains and losses as well as interest expense on obligations related to securities sold short; certain commission income as well as other trading activity revenues, and any applicable transaction costs. A taxable equivalent is added to trading activity revenues so that the performance of the various assets can be compared irrespective of their tax treatment. Non - GAAP Ratios The Bank uses non - GAAP ratios that do not have standardized meanings under GAAP and that may therefore not be comparable to similar measures used by other companies. A non - GAAP ratio is a ratio in which at least one component is a non - GAAP financial measure. The Bank uses non - GAAP ratios to present aspects of its financial performance or financial position. The key non - GAAP ratios used by the Bank are described below. Adjusted Return on Common Shareholders’ Equity (ROE) This item represents ROE excluding specified items, if any. It is adjusted net income attributable to common shareholders expressed as a percentage of average equity attributable to common shareholders. It is a general measure of the Bank’s efficiency in using equity. Specified items, if any, are excluded so that ROE can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Dividend Payout Ratio This item represents the dividend payout ratio excluding specified items, if any. It is dividends on common shares (per share amount) expressed as a percentage of adjusted basic earnings per share. This ratio is a measure of the proportion of earnings that is paid out to shareholders in the form of dividends. Specified items, if any, are excluded so that the dividend payout ratio can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Operating Leverage This item represents operating leverage on a taxable equivalent basis and excluding specified items, if any. It is the difference between the growth rate of adjusted total revenues and the growth rate of adjusted non - interest expenses, and it measures the sensitivity of the Bank's results to changes in its revenues. Adjusted operating leverage is presented on a taxable equivalent basis so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that the operating leverage can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Efficiency Ratio This item represents the efficiency ratio on a taxable equivalent basis and excluding specified items, if any. The ratio represents adjusted non - interest expenses expressed as a percentage of adjusted total revenues. It measures the efficiency of the Bank’s operations. The adjusted efficiency ratio is presented on a taxable equivalent basis so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that the efficiency ratio can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank's operations. Adjusted Net Interest Margin, Non - Trading This item represents the non - trading net interest margin on a taxable equivalent basis. It is calculated by dividing adjusted non - trading net interest income by average non - trading interest - bearing assets. This ratio is a measure of the profitability of non - trading activities. The adjusted non - trading net interest margin includes adjusted non - trading net interest income, which includes a taxable equivalent amount so that the performance of the various assets can be compared irrespective of their tax treatment. Supplementary Financial Measures A supplementary financial measure is a financial measure that : (a) is not reported in the Bank’s consolidated financial statements, and (b) is, or is intended to be, reported periodically to represent historical or expected financial performance, financial position, or cash flows . The composition of these supplementary financial measures is presented in table footnotes or in the Glossary section on pages 49 to 52 of this MD&A .

Capital Management Measures The financial reporting framework used to prepare the financial statements requires disclosure that helps readers assess the Bank’s capital management objectives, policies, and processes, as set out in IFRS in IAS 1 – Presentation of Financial Statements. The Bank has its own methods for managing capital and liquidity, and IFRS does not prescribe any particular calculation method. These measures are calculated using various guidelines and advisories issued by OSFI, which are based on the standards, recommendations, and best practices of the Basel Committee on Banking Supervision (BCBS), as presented in the following table. Measure OSFI guideline or advisory Common Equity Tier 1 (CET1) capital ratio Tier 1 capital ratio Total capital ratio CET1 capital Tier 1 capital Tier 2 capital Total capital Risk - weighted assets Maximum credit risk exposure under the Basel asset classes Capital Adequacy Requirements Leverage ratio Total exposure Leverage Requirements Key indicators – TLAC requirements Available TLAC TLAC ratio TLAC leverage ratio Total Loss Absorbing Capacity (TLAC) Liquid asset portfolio Encumbered assets and unencumbered assets Liquidity coverage ratio (LCR) High - quality liquid assets (HQLA) Cash inflows/outflows and net cash outflows Net stable funding ratio (NSFR) Available stable funding items Required stable funding items Liquidity Adequacy Requirements G - SIB indicators Global Systemically Important Banks (G - SIBs) – Public Disclosure Requirements

Management's Discussion and Analysis
Financial Reporting Method

Reconciliation of Non-GAAP Financial Measures

Presentation of Results – Adjusted

(millions of Canadian dollars) Quarter ended July 31

						2024	2023[(1)]
	Personal and Commercial	Wealth Management	Financial Markets	USSF&I	Other	Total	Total
Operating results							
Net interest income	913	219	(610)	326	(79)	769	870
Non-interest income	285	497	1,391	35	19	2,227	1,620
Total revenues	1,198	716	781	361	(60)	2,996	2,490
Non-interest expenses	615	416	320	115	75	1,541	1,404
Income before provisions for credit losses and income taxes	583	300	461	246	(135)	1,455	1,086
Provisions for credit losses	79	–	22	46	2	149	111
Income before income taxes (recovery)	504	300	439	200	(137)	1,306	975
Income taxes (recovery)	138	83	121	42	(111)	273	145
Net income	366	217	318	158	(26)	1,033	830
Items that have an impact on results							
Net interest income							
Taxable equivalent[(2)]	–	–	–	–	(15)	(15)	(88)
Amortization of the subscription receipt issuance costs[(3)]	–	–	–	–	(5)	(5)	–
Impact on net interest income	–	–	–	–	(20)	(20)	(88)
Non-interest income							
Taxable equivalent[(2)]	–	–	–	–	(79)	(79)	(64)
Gain on the fair value remeasurement of equity interests[(4)(5)]	–	–	–	–	120	120	91
Management of the fair value changes related to the CWB acquisition[(6)]	–	–	–	–	(7)	(7)	–
Impact on non-interest income	–	–	–	–	34	34	27
Non-interest expenses							
CWB acquisition and integration charges[(7)]	–	–	–	–	7	7	–
Expense related to changes to the *Excise Tax Act*[(8)]	–	–	–	–	–	–	25
Impact on non-interest expenses	–	–	–	–	7	7	25
Income taxes							
Taxable equivalent[(2)]	–	–	–	–	(94)	(94)	(152)
Income taxes on the amortization of the subscription receipt issuance costs[(3)]	–	–	–	–	(2)	(2)	–
Income taxes on the gain on the fair value remeasurement of equity interests[(4)(5)]	–	–	–	–	34	34	24
Income taxes on management of the fair value changes related to the CWB acquisition[(6)]	–	–	–	–	(2)	(2)	–
Income taxes on the CWB acquisition and integration charges[(7)]	–	–	–	–	(2)	(2)	–
Income taxes on the expense related to changes to the *Excise Tax Act*[(8)]	–	–	–	–	–	–	(7)
Impact on income taxes	–	–	–	–	(66)	(66)	(135)
Impact on net income	–	–	–	–	73	73	49
Operating results – Adjusted							
Net interest income – Adjusted	913	219	(610)	326	(59)	789	958
Non-interest income – Adjusted	285	497	1,391	35	(15)	2,193	1,593
Total revenues – Adjusted	1,198	716	781	361	(74)	2,982	2,551
Non-interest expenses – Adjusted	615	416	320	115	68	1,534	1,379
Income before provisions for credit losses and income taxes – Adjusted	583	300	461	246	(142)	1,448	1,172
Provisions for credit losses	79	–	22	46	2	149	111
Income before income taxes (recovery) – Adjusted	504	300	439	200	(144)	1,299	1,061
Income taxes (recovery) – Adjusted	138	83	121	42	(45)	339	280
Net income – Adjusted	366	217	318	158	(99)	960	781

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) In light of the enacted legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).
(3) During the quarter ended July 31, 2024, the Bank recorded an amount of $5 million ($3 million net of income taxes) to reflect the amortization of the issuance costs of the subscription receipts issued as part of the agreement to acquire CWB (for additional information, see Notes 9 and 11 to the consolidated financial statements).
(4) During the quarter ended July 31, 2024, the Bank recorded a gain of $120 million ($86 million net of income taxes) upon the remeasurement at fair value of the interest already held in CWB.
(5) During the quarter ended July 31, 2023, the Bank had concluded that it had lost significant influence over TMX Group Limited (TMX) and therefore ceased using the equity method to account for this investment. The Bank had designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million. Upon the measurement at fair value, a gain of $91 million ($67 million net of income taxes) had been recorded in the *Other* heading of segment results.
(6) During the quarter ended July 31, 2024, the Bank recorded a mark-to-market loss of $7 million ($5 million net of income taxes) on interest rate swaps used to manage the fair value changes of CWB's assets and liabilities that result in volatility of goodwill and capital on closing of the transaction. For additional information, see the CWB Transaction section.
(7) During the quarter ended July 31, 2024, the Bank recorded acquisition and integration charges of $7 million ($5 million net of income taxes) related to the CWB transaction.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 8

Management's Discussion and Analysis
Financial Reporting Method

(8) During the quarter ended July 31, 2023, the Bank had recorded a $25 million expense ($18 million net of income taxes) in the *Other* heading of segment results, related to the retroactive impact of changes to the *Excise Tax Act* whereby payment card clearing services provided by payment card network operators are subject to the goods and services tax (GST) and the harmonized sales tax (HST).

(millions of Canadian dollars)						Nine months ended July 31	
						2024	2023[(1)]
	Personal and Commercial	Wealth Management	Financial Markets	USSF&I	Other	Total	Total
Operating results							
Net interest income	2,653	620	(1,787)	945	(276)	2,155	2,851
Non-interest income	830	1,439	4,089	92	(149)	6,301	4,647
Total revenues	3,483	2,059	2,302	1,037	(425)	8,456	7,498
Non-interest expenses	1,842	1,206	945	323	146	4,462	4,156
Income before provisions for credit losses and income taxes	1,641	853	1,357	714	(571)	3,994	3,342
Provisions for credit losses	239	–	50	119	(1)	407	282
Income before income taxes (recovery)	1,402	853	1,307	595	(570)	3,587	3,060
Income taxes (recovery)	386	235	359	124	(378)	726	522
Net income	1,016	618	948	471	(192)	2,861	2,538
Items that have an impact on results							
Net interest income							
Taxable equivalent[(2)]	–	–	–	–	(66)	(66)	(242)
Amortization of the subscription receipt issuance costs[(3)]	–	–	–	–	(5)	(5)	–
Impact on net interest income	–	–	–	–	(71)	(71)	(242)
Non-interest income							
Taxable equivalent[(2)]	–	–	–	–	(225)	(225)	(172)
Gain on the fair value remeasurement of equity interests[(4)(5)]	–	–	–	–	120	120	91
Management of the fair value changes related to the CWB acquisition[(6)]	–	–	–	–	(7)	(7)	–
Impact on non-interest income	–	–	–	–	(112)	(112)	(81)
Non-interest expenses							
CWB acquisition and integration charges[(7)]	–	–	–	–	7	7	–
Expense related to changes to the *Excise Tax Act*[(8)]	–	–	–	–	–	–	25
Impact on non-interest expenses	–	–	–	–	7	7	25
Income taxes							
Taxable equivalent[(2)]	–	–	–	–	(291)	(291)	(414)
Income taxes on the amortization of the subscription receipt issuance costs[(3)]	–	–	–	–	(2)	(2)	–
Income taxes on the gain on the fair value remeasurement of equity interests[(4)(5)]	–	–	–	–	34	34	24
Income taxes on management of the fair value changes related to the CWB acquisition[(6)]	–	–	–	–	(2)	(2)	–
Income taxes on the CWB acquisition and integration charges[(7)]	–	–	–	–	(2)	(2)	–
Income taxes on the expense related to changes to the *Excise Tax Act*[(8)]	–	–	–	–	–	–	(7)
Income taxes related to the Canadian government's 2022 tax measures[(9)]	–	–	–	–	–	–	24
Impact on income taxes	–	–	–	–	(263)	(263)	(373)
Impact on net income	–	–	–	–	73	73	25
Operating results – Adjusted							
Net interest income – Adjusted	2,653	620	(1,787)	945	(205)	2,226	3,093
Non-interest income – Adjusted	830	1,439	4,089	92	(37)	6,413	4,728
Total revenues – Adjusted	3,483	2,059	2,302	1,037	(242)	8,639	7,821
Non-interest expenses – Adjusted	1,842	1,206	945	323	139	4,455	4,131
Income before provisions for credit losses and income taxes – Adjusted	1,641	853	1,357	714	(381)	4,184	3,690
Provisions for credit losses	239	–	50	119	(1)	407	282
Income before income taxes (recovery) – Adjusted	1,402	853	1,307	595	(380)	3,777	3,408
Income taxes (recovery) – Adjusted	386	235	359	124	(115)	989	895
Net income – Adjusted	1,016	618	948	471	(265)	2,788	2,513

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.

(2) In light of the enacted legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).

(3) During the nine-month period ended July 31, 2024, the Bank recorded an amount of $5 million ($3 million net of income taxes) to reflect the amortization of the issuance costs of the subscription receipts issued as part of the agreement to acquire CWB (for additional information, see Notes 9 and 11 to the consolidated financial statements).

(4) During the nine-month period ended July 31, 2024, the Bank recorded a gain of $120 million ($86 million net of income taxes) upon the remeasurement at fair value of the interest already held in CWB.

(5) During the nine-month period ended July 31, 2023, the Bank had concluded that it had lost significant influence over TMX Group Limited (TMX) and therefore ceased using the equity method to account for this investment. The Bank had designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million. Upon the fair value measurement, a gain of $91 million ($67 million net of income taxes) had been recorded in the *Other* heading of segment results.

(6) During the nine-month period ended July 31, 2024, the Bank recorded a mark-to-market loss of $7 million ($5 million net of income taxes) on interest rate swaps used to manage the fair value changes of CWB's assets and liabilities that result in volatility of goodwill and capital on closing of the transaction. For additional information, see the CWB Transaction section.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 9

Management's Discussion and Analysis
Financial Reporting Method

(7) During the nine-month period ended July 31, 2024, the Bank recorded acquisition and integration charges of $7 million ($5 million net of income taxes) related to the CWB transaction.
(8) During the nine-month period ended July 31, 2023, the Bank had recorded a $25 million expense ($18 million net of income taxes), in the *Other* heading of segment results, to reflect the retroactive impact of changes to the *Excise Tax Act* whereby payment card clearing services provided by payment card network operators are subject to the goods and services tax (GST) and the harmonized sales tax (HST).
(9) During the nine-month period ended July 31, 2023, the Bank had recorded, in the *Other* heading of segment results, a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022. For additional information on these tax measures, see the Income Taxes section.

Presentation of Basic and Diluted Earnings Per Share – Adjusted

(Canadian dollars)	Quarter ended July 31		Nine months ended July 31	
	2024	2023[1]	2024	2023[1]
Basic earnings per share	$ 2.92	$ 2.35	$ 8.09	$ 7.21
Amortization of the subscription receipt issuance costs[2]	0.01	–	0.01	–
Gain on the fair value remeasurement of equity interests[3][4]	(0.25)	(0.20)	(0.25)	(0.20)
Management of the fair value changes related to the CWB acquisition[5]	0.01	–	0.01	–
CWB acquisition and integration charges[6]	0.02	–	0.02	–
Expense related to changes to the *Excise Tax Act*[7]	–	0.05	–	0.05
Income taxes related to the Canadian government's 2022 tax measures[8]	–	–	–	0.07
Basic earnings per share – Adjusted	$ 2.71	$ 2.20	$ 7.88	$ 7.13
Diluted earnings per share	$ 2.89	$ 2.33	$ 8.03	$ 7.14
Amortization of the subscription receipt issuance costs[2]	0.01	–	0.01	–
Gain on the fair value remeasurement of equity interests[3][4]	(0.25)	(0.20)	(0.25)	(0.20)
Management of the fair value changes related to the CWB acquisition[5]	0.01	–	0.01	–
CWB acquisition and integration charges[6]	0.02	–	0.02	–
Expense related to changes to the *Excise Tax Act*[7]	–	0.05	–	0.05
Income taxes related to the Canadian government's 2022 tax measures[8]	–	–	–	0.07
Diluted earnings per share – Adjusted	$ 2.68	$ 2.18	$ 7.82	$ 7.06

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) During the quarter and nine-month period ended July 31, 2024, the Bank recorded an amount of $5 million ($3 million net of income taxes) to reflect the amortization of the issuance costs of the subscription receipts issued as part of the agreement to acquire CWB (for additional information, see Notes 9 and 11 to the consolidated financial statements).
(3) During the quarter and nine-month period ended July 31, 2024, the Bank recorded a gain of $120 million ($86 million net of income taxes) upon the remeasurement at fair value of the interest already held in CWB.
(4) During the quarter and nine-month period ended July 31, 2023, the Bank had concluded that it had lost significant influence over TMX Group Limited (TMX) and therefore ceased using the equity method to account for this investment. The Bank had designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million. Upon the fair value measurement, a gain of $91 million ($67 million net of income taxes) had been recorded in the *Other* heading of segment results.
(5) During the quarter and the nine-month period ended July 31, 2024, the Bank recorded a mark-to-market loss of $7 million ($5 million net of income taxes) on interest rate swaps used to manage the fair value changes of CWB's assets and liabilities that result in volatility of goodwill and capital on closing of the transaction. For additional information, see the CWB Transaction section.
(6) During the quarter and nine-month period ended July 31, 2024, the Bank recorded acquisition and integration charges of $7 million ($5 million net of income taxes) related to the CWB transaction.
(7) During the quarter and nine-month period ended July 31, 2023, the Bank had recorded a $25 million expense ($18 million net of income taxes) in the *Other* heading of segment results to reflect the retroactive impact of changes to the *Excise Tax Act* whereby payment card clearing services provided by payment card network operators are subject to the goods and services tax (GST) and the harmonized sales tax (HST).
(8) During the nine-month period ended July 31, 2023, the Bank had recorded, in the *Other* heading of segment results, a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022. For additional information on these tax measures, see the Income Taxes section.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 10

Management's Discussion and Analysis

Highlights

(millions of Canadian dollars, except per share amounts)	Quarter ended July 31			Nine months ended July 31		
	2024	2023[1]	% Change	2024	2023[1]	% Change
Operating results						
Total revenues	2,996	2,490	20	8,456	7,498	13
Income before provisions for credit losses and income taxes	1,455	1,086	34	3,994	3,342	20
Net income	1,033	830	24	2,861	2,538	13
Return on common shareholders' equity[2]	18.4 %	16.1 %		17.5 %	17.0 %	
Operating leverage[2]	10.5 %	(4.4) %		5.4 %	(4.5) %	
Efficiency ratio[2]	51.4 %	56.4 %		52.8 %	55.4 %	
Earnings per share						
Basic	$ 2.92	$ 2.35	24	$ 8.09	$ 7.21	12
Diluted	$ 2.89	$ 2.33	24	$ 8.03	$ 7.14	12
Operating results – Adjusted[3]						
Total revenues – Adjusted[3]	2,982	2,551	17	8,639	7,821	10
Income before provisions for credit losses and income taxes – Adjusted[3]	1,448	1,172	24	4,184	3,690	13
Net income – Adjusted[3]	960	781	23	2,788	2,513	11
Return on common shareholders' equity – Adjusted[4]	17.0 %	15.1 %		17.0 %	16.9 %	
Operating leverage – Adjusted[4]	5.7 %	(3.0) %		2.7 %	(2.2) %	
Efficiency ratio – Adjusted[4]	51.4 %	54.1 %		51.6 %	52.8 %	
Diluted earnings per share – Adjusted[3]	$ 2.68	$ 2.18	23	$ 7.82	$ 7.06	11
Common share information						
Dividends declared	$ 1.10	$ 1.02	8	$ 3.22	$ 2.96	9
Book value[2]	$ 64.64	$ 58.53		$ 64.64	$ 58.53	
Share price						
High	$ 118.17	$ 103.28		$ 118.17	$ 103.45	
Low	$ 106.21	$ 94.62		$ 86.50	$ 91.02	
Close	$ 115.48	$ 103.28		$ 115.48	$ 103.28	
Number of common shares *(thousands)*	340,523	338,228		340,523	338,228	
Market capitalization	39,324	34,932		39,324	34,932	

(millions of Canadian dollars)	As at July 31, 2024	As at October 31, 2023[1]	% Change
Balance sheet and off-balance-sheet			
Total assets	453,933	423,477	7
Loans and acceptances, net of allowances	239,549	225,443	6
Deposits	320,587	288,173	11
Equity attributable to common shareholders	22,011	20,432	8
Assets under administration[2]	746,295	652,631	14
Assets under management[2]	150,239	120,858	24
Regulatory ratios under Basel III[5]			
Capital ratios			
Common Equity Tier 1 (CET1)	13.5 %	13.5 %	
Tier 1	15.7 %	16.0 %	
Total	16.9 %	16.8 %	
Leverage ratio	4.4 %	4.4 %	
TLAC ratio[5]	29.7 %	29.2 %	
TLAC leverage ratio[5]	8.3 %	8.0 %	
Liquidity coverage ratio (LCR)[5]	152 %	155 %	
Net stable funding ratio (NSFR)[5]	120 %	118 %	
Other information			
Number of employees – Worldwide (full-time equivalent)	29,250	28,916	1
Number of branches in Canada	369	368	–
Number of banking machines in Canada	946	944	–

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) See the Glossary section on pages 49 to 52 for details on the composition of these measures.
(3) See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.
(4) See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP ratios.
(5) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 11

Global Economy After a relatively encouraging first quarter, growth in China slowed considerably in the second quarter. Despite the stimulus measures announced by the government, property prices continued to fall during the quarter. This weighed heavily on consumer morale, judging by the poor growth in retail sales recorded in June. In the eurozone, the last few weeks have been marked by greater political uncertainty following the French legislative elections. Although they did not lead to a victory for the National Rally (Rassemblement National), the elections nevertheless failed to deliver a majority in the National Assembly, a situation that has historically been associated with some political stagnation. And while growing uncertainty will only make the European Central Bank more inclined to ease monetary policy in the future, this is unlikely to lead to exceptional economic growth anytime soon, as real interest rates are likely to remain high for some time to come. Instead, we expect growth in the eurozone to fall short of its potential in the short to medium term. When combined with relatively weak growth in China and the expected slowdown in economic activity in the U.S., this translates in our scenario into rather lacklustre global growth in 2024 (3.0%) (1) and 2025 (2.8%) (1) . Speaking to the media following the Federal Open Market Committee's latest monetary policy decision, Jerome Powell, Chair of the U.S. Federal Reserve (Fed), reaffirmed that as inflation moves closer to its target, the Fed will be paying more attention to the labour market when determining the appropriate level of policy rates. In this respect, he stated that he did not want to see "a much more pronounced slowdown" in employment figures. A few days later, a disappointing report on the labour market in July was published in the United States. This triggered the "Sahm rule," a metric that shows that once the unemployment rate rises to a certain threshold, the U.S. economy has never avoided a recession. The rule illustrates how labour market weakness can feed on itself. This is all the more worrying given that U.S. consumers have been saving well below pre - pandemic levels for several months now in order to finance consumption, a trend that cannot continue indefinitely. We believe that these developments, along with other labour market data such as low consumer confidence and falling job vacancies, justify rate cuts by the Fed, and probably more than it appears ready to admit. While our base - case scenario calls for other rate cuts between now and the end of the year, we believe that they will not be enough to avoid a significant economic slowdown. Growth should therefore come to a standstill around 2025, before accelerating again under the impetus of further easing by the Fed. This would lead to real GDP growth of 2.1% (1) in 2024 and only 1.0% (1) in 2025. Canadian Economy The Bank of Canada cut its key interest rate in June and July, while stating that it is "reasonable" to expect more cuts in future decisions. We see this as good news, since the economic environment is deteriorating rapidly based on a number of economic indicators, including the unemployment rate. In July, the unemployment rate had climbed 1.6 percentage points from its cyclical low, while hiring was failing to keep pace with population growth. The Business Outlook Survey published in July also confirmed our view that a number of corporations are currently overstaffed, which is not reassuring for the future. The proportion of companies reporting labour shortages has fallen to 15%, a level usually seen only during recessions. In 2022, the job - changing rate had reached an all - time high, helping to boost wages. But those days are now clearly over, as the rate has now reached a level comparable to that of past recessions. There is reason to believe that job opportunities are now limited but also that workers concerned about the outlook believe it is safer to stay with their current employer. While interest rates remain extremely restrictive, we expect other cuts over the next four quarters. The economy is expected to grow 0.7% (1) in 2024, accelerating slightly to 1.2% (1) in 2025. This would result in an unemployment rate averaging 6.4% (1) in 2024 (with a peak of 6.9% (1) at the end of the year) and 6.8% (1) in 2025. Quebec Economy GDP growth in Quebec was encouraging in April, with the private sector posting an increase of 0.6%, its strongest advance since January 2023. Despite this good momentum, the rest of 2024 promises to be challenging, much like in the rest of the country, given the restrictive monetary policy. The unemployment rate has already risen by 1.8 percentage points since its cyclical low compared with a 1.6 percentage - point increase in the Canadian rate. However, Quebec appears to be in a good position to counter these headwinds. First, Quebec has the country’s most diversified economy, making it less vulnerable to fluctuations in the economic cycle. In addition, Quebec’s household indebtedness is lower than the Canadian average, and the province has the highest proportion of dual - income households in the country. The savings rate, which is much higher than the national average, represents a cushion that could mitigate the impact on consumption should the economic environment deteriorate. We are forecasting weak growth in 2024 and 2025 (0.5% (1) and 1.0% (1) , respectively). This could enable Quebec to post an unemployment rate below the national average for these two years, i.e., 5.5% (1) in 2024 (compared with 6.4% (1) for Canada) and 6.2% (1) in 2025 (compared with 6.8% (1) ). (1) Forecasts of real GDP or unemployment rate, National Bank Financial’s Economics and Strategy group

Management's Discussion and Analysis

Financial Analysis

Consolidated Results

(millions of Canadian dollars)	Quarter ended July 31			Nine months ended July 31		
	2024	2023[1]	% Change	2024	2023[1]	% Change
Operating results						
Net interest income	**769**	870	(12)	**2,155**	2,851	(24)
Non-interest income	**2,227**	1,620	37	**6,301**	4,647	36
Total revenues	**2,996**	2,490	20	**8,456**	7,498	13
Non-interest expenses	**1,541**	1,404	10	**4,462**	4,156	7
Income before provisions for credit losses and income taxes	**1,455**	1,086	34	**3,994**	3,342	20
Provisions for credit losses	**149**	111	34	**407**	282	44
Income before income taxes	**1,306**	975	34	**3,587**	3,060	17
Income taxes	**273**	145	88	**726**	522	39
Net income	**1,033**	830	24	**2,861**	2,538	13
Diluted earnings per share *(dollars)*	**2.89**	2.33	24	**8.03**	7.14	12
Taxable equivalent basis[2]						
Net interest income	**15**	88		**66**	242	
Non-interest income	**79**	64		**225**	172	
Income taxes	**94**	152		**291**	414	
Impact of taxable equivalent basis on net income	**–**	–		**–**	–	
Specified items[2]						
Amortization of the subscription receipt issuance costs	**(5)**	–		**(5)**	–	
Gain on the fair value remeasurement of equity interests	**120**	91		**120**	91	
Management of the fair value changes related to the CWB acquisition	**(7)**	–		**(7)**	–	
CWB acquisition and integration charges	**(7)**	–		**(7)**	–	
Expense related to changes to the *Excise Tax Act*	**–**	(25)		**–**	(25)	
Specified items before income taxes	**101**	66		**101**	66	
Income taxes related to the Canadian government's 2022 tax measures	**–**	–		**–**	24	
Income taxes related to other specified items	**28**	17		**28**	17	
Specified items after income taxes	**73**	49		**73**	25	
Operating results – Adjusted[2]						
Net interest income – Adjusted	**789**	958	(18)	**2,226**	3,093	(28)
Non-interest income – Adjusted	**2,193**	1,593	38	**6,413**	4,728	36
Total revenues – Adjusted	**2,982**	2,551	17	**8,639**	7,821	10
Non-interest expenses – Adjusted	**1,534**	1,379	11	**4,455**	4,131	8
Income before provisions for credit losses and income taxes – Adjusted	**1,448**	1,172	24	**4,184**	3,690	13
Provisions for credit losses	**149**	111	34	**407**	282	44
Income before income taxes – Adjusted	**1,299**	1,061	22	**3,777**	3,408	11
Income taxes – Adjusted	**339**	280	21	**989**	895	11
Net income – Adjusted	**960**	781	23	**2,788**	2,513	11
Diluted earnings per share – Adjusted *(dollars)*	**2.68**	2.18	23	**7.82**	7.06	11
Average assets[3]	**461,504**	434,121	6	**453,054**	426,821	6
Average loans and acceptances[3]	**236,990**	218,115	9	**232,288**	213,823	9
Average deposits[3]	**319,246**	283,477	13	**309,765**	282,395	10
Operating leverage[4]	**10.5 %**	(4.4) %		**5.4 %**	(4.5) %	
Operating leverage – Adjusted[5]	**5.7 %**	(3.0) %		**2.7 %**	(2.2) %	
Efficiency ratio[4]	**51.4 %**	56.4 %		**52.8 %**	55.4 %	
Efficiency ratio – Adjusted[5]	**51.4 %**	54.1 %		**51.6 %**	52.8 %	

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.
(3) Represents an average of the daily balances for the period.
(4) See the Glossary section on pages 49 to 52 for details on the composition of these measures.
(5) See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP ratios.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
13

Financial Results For the third quarter of 2024, the Bank reported net income of $1,033 million, up 24% from $830 million in the third quarter of 2023. Third - quarter diluted earnings per share stood at $2.89 compared to $2.33 in the third quarter of 2023. These increases were driven by total revenue growth in all of the business segments, partly offset by increases in non - interest expenses, provisions for credit losses, and income taxes. The Bank’s income before provisions for credit losses and income taxes totalled $1,455 million in third - quarter 2024 compared to $1,086 million in third - quarter 2023, a 34% increase owing to good performance in all of the business segments. Adjusted net income, which excludes items related to the agreement to acquire CWB, totalled $960 million in the third quarter of 2024, up 23% from adjusted net income of $781 million in the same quarter of 2023, which had excluded a gain on the remeasurement at fair value of an equity interest as well as an expense related to the retroactive impact of changes to the Excise Tax Act . Adjusted diluted earnings per share stood at $2.68 compared to $2.18 in the third quarter of 2023. For the first nine months of 2024, the Bank’s net income totalled $2,861 million, up 13% from $2,538 million in the same period of 2023. Nine - month diluted earnings per share stood at $8.03 versus $7.14 in the same nine - month period last year. These increases were driven by good performance, owing to revenue growth, in all of the business segments, partly offset by increases in non - interest expenses, provisions for credit losses, and income taxes. Nine - month income before provisions for credit losses and income taxes stood at $3,994 million, rising 20% from $3,342 million in the same period of 2023. Adjusted net income which excludes items related to the agreement to acquire CWB, totalled $2,788 million in the first nine months of 2024, up 11% from adjusted net income of $2,513 million in the same period of 2023, which had excluded the impact of the Canadian government's 2022 tax measures, a gain on the remeasurement at fair value of an equity interest, as well as an expense related to the retroactive impact of changes to the Excise Tax Act . Nine - month adjusted diluted earnings per share stood at $7.82, up 11% from $7.06 in the first nine months of 2023. Return on common shareholders’ equity was 17.5% for the nine - month period ended July 31, 2024 compared to 17.0% in the same nine - month period of 2023. Total Revenues For the third quarter of 2024, the Bank’s total revenues amounted to $2,996 million, rising $506 million or 20% year over year. In the Personal and Commercial segment, total revenues rose 7% year over year due to growth in personal and commercial loans and deposits (partly offset by a lower net interest margin) as well as to increases in insurance revenues, internal commission revenues arising from the distribution of Wealth Management products, revenues from derivative financial instruments, as well as revenues from merger and acquisition activity. In the Wealth Management segment, third - quarter total revenues grew 14% year over year, mainly due to increases in fee - based revenues, notably revenues from investment management and trust service fees as well as mutual fund revenues. This growth was also due to increases in net interest income and securities brokerage commissions, which was driven by an increase in customer activity. In the Financial Markets segment, third - quarter total revenues on a taxable equivalent basis increased by 39% year over year due to increases in global markets revenues and in corporate and investment banking revenues. In the USSF&I segment, third - quarter total revenues were up 24% year over year owing to sustained revenue growth at ABA Bank as a result of business growth as well as to an increase in Credigy’s revenues. In addition, during the third quarter of 2024, a gain of $120 million was recorded in gains on non - trading securities following a remeasurement at fair value of the Bank's existing equity interest in CWB, whereas a $91 million gain had been recorded in other revenues in the third quarter of 2023 following a remeasurement at fair value of the Bank's equity interest in TMX. For the first nine months of 2024, the Bank’s total revenues amounted to $8,456 million, up $958 million or 13% from $7,498 million in the same period of 2023. In the Personal and Commercial segment, total revenues rose $197 million or 6%, mainly due to growth in net interest income arising from growth in loans and deposits as well as to increases in insurance revenues, credit card revenues, revenues from merger and acquisition activity, and internal commission revenues arising from the distribution of Wealth Management products. These increases were partly offset by a decrease in revenues from bankers’ acceptances, from letters of credit and guarantee, from derivative financial instruments, and from foreign exchange activities. In the Wealth Management segment, nine - month total revenues grew 9% year over year, mainly due to higher fee - based revenues, notably revenues from investment management and trust service fees as well as mutual fund revenues. In the Financial Markets segment, nine - month total revenues on a taxable equivalent basis rose $381 million or 20% year over year given growth in global markets revenues as well as in corporate and investment banking revenues. In the USSF&I segment, total revenues rose 16% year over year owing to revenue growth at ABA Bank (driven by business growth), to revenue growth at Credigy as well as to dividend income recorded during the first nine months of 2024 related to an investment in a financial group. For the first nine months of 2024, a gain of $120 million was recorded in gains on non - trading securities following a remeasurement at fair value of the Bank's equity interest in CWB, while a $91 million gain had been recorded during the same period of 2023 in other revenues following a remeasurement at fair value of the Bank's equity interest in TMX.

Non - Interest Expenses For the third quarter of 2024, non - interest expenses stood at $1,541 million, up 10% from the third quarter of 2023. This increase was due to higher compensation and employee benefits (driven by wage growth) as well as to the variable compensation associated with revenue growth. Occupancy expense, including amortization expense, was also up, partly due to expenses related to the Bank's new head office building and to the expanding banking network at ABA Bank. Technology expenses were up, as significant investments were made to support the Bank's technological evolution and business development plan, while professional fees also increased (notably due to an increase in the external management fees of the Wealth Management segment) and include $7 million in charges related to the acquisition and integration of CWB recorded during the third quarter of 2024. As for other expenses, they were down slightly due to the fact that a $25 million expense had been recorded in the third quarter of 2023 to reflect the retroactive impact of changes to the Excise Tax Act. Third - quarter adjusted non - interest expenses stood at $1,534 million, up 11% from $1,379 million in third - quarter 2023. For the first nine months of 2024 , non - interest expenses stood at $ 4 , 462 million, up 7 % year over year . This increase was due to the same reasons provided above for the quarter . Nine - month other expenses were up year over year . Nine - month adjusted non - interest expenses stood at $ 4 , 455 million, an 8 % year - over - year increase from $ 4 , 131 million in the same nine - month period of 2023 . Provisions for Credit Losses For the third quarter of 2024, the Bank recorded $149 million in provisions for credit losses compared to $111 million in the same quarter of 2023. Third - quarter provisions for credit losses on impaired loans, excluding purchased or originated credit - impaired (POCI) loans (1) , rose $37 million year over year. This increase came from Personal Banking (including credit card receivables), as there was a normalization of credit performance, from Financial Markets, from Credigy (excluding POCI loans), and from ABA Bank. These increases were partly offset by a decrease in provisions for credit losses on impaired Commercial Banking loans. As for third - quarter provisions for credit losses on non - impaired loans, they were down $13 million year over year, mainly due to a more favourable impact of updated macroeconomic scenarios and an unfavourable impact of recalibrating certain risk parameters that were below those of third - quarter 2023. These decreases were partly offset by the impacts of credit risk migration, which were more favourable in the third quarter of 2023, and by growth in the loan portfolios. The provisions for credit losses on POCI loans rose $14 million, mainly due to a favourable remeasurement of certain portfolios of the Credigy subsidiary during the third quarter of 2023. For the first nine months of 2024, the Bank recorded $407 million in provisions for credit losses compared to $282 million in the same period of 2023. The increase came from higher provisions for credit losses on impaired loans excluding POCI loans (1) , from Personal Banking (including credit card receivables), from Commercial Banking, from the Financial Markets segment, from Credigy, and from ABA Bank. As for nine - month provisions for credit losses on non - impaired loans, they were down year over year, mainly due to a more favourable impact of revised macroeconomic outlooks during the first nine months of 2024. This decrease was partly offset by the impacts of recalibrating certain risk parameters and by growth in the loan portfolios. The provisions for credit losses on POCI loans were also down, due to recoveries of credit losses following repayments of Commercial Banking POCI loans during the nine months ended July 31, 2024, partly offset by favourable remeasurements of certain Credigy portfolios recorded during the same period of 2023. Income Taxes For the third quarter of 2024, income taxes stood at $273 million compared to $145 million in the same quarter of 2023. The 2024 third - quarter effective income tax rate was 21% compared to 15% in the same quarter of 2023. This is mainly explained by a lower level and proportion of tax - exempt income in third - quarter 2024, which reflects the denial of the deduction in respect of dividends covered by Bill C - 59 since January 1, 2024. For the nine - month period ended July 31, 2024, the effective income tax rate stood at 20% compared to 17% in the same period of 2023. The year - over - year change in effective income tax rate was due to the same reason as that mentioned for the quarter, partly offset by the impact of the Canadian government’s 2022 tax measures recorded in the first quarter of 2023, namely, the Canada Recovery Dividend and the additional 1.5% tax on banks and life insurers. (1) See the Glossary section on pages 49 to 52 for details on the composition of these measures.

Management's Discussion and Analysis
Financial Analysis

Results by Segment

The Bank carries out its activities in four business segments: Personal and Commercial, Wealth Management, Financial Markets, and U.S. Specialty Finance and International, which mainly comprises the activities of the Credigy Ltd. (Credigy) and Advanced Bank of Asia Limited (ABA Bank) subsidiaries. Other operating activities, certain specified items, Treasury activities, and the operations of the Flinks Technology Inc. (Flinks) subsidiary are grouped in the *Other* heading of segment results. Each reportable segment is distinguished by services offered, type of clientele, and marketing strategy.

Personal and Commercial

(millions of Canadian dollars)	Quarter ended July 31				Nine months ended July 31			
	2024	2023[1]		% Change	2024	2023[1]		% Change
Operating results								
Net interest income	**913**	837		9	**2,653**	2,464		8
Non-interest income	**285**	278		3	**830**	822		1
Total revenues	**1,198**	1,115		7	**3,483**	3,286		6
Non-interest expenses	**615**	600		3	**1,842**	1,782		3
Income before provisions for credit losses and income taxes	**583**	515		13	**1,641**	1,504		9
Provisions for credit losses	**79**	75		5	**239**	173		38
Income before income taxes	**504**	440		15	**1,402**	1,331		5
Income taxes	**138**	121		14	**386**	366		5
Net income	**366**	319		15	**1,016**	965		5
Net interest margin[2]	**2.31 %**	2.34	%		**2.34 %**	2.34	%	
Average interest-bearing assets[2]	**157,327**	141,939		11	**151,376**	140,493		8
Average assets[3]	**160,666**	148,934		8	**157,483**	147,462		7
Average loans and acceptances[3]	**159,142**	148,142		7	**155,849**	146,660		6
Net impaired loans[2]	**465**	246		89	**465**	246		89
Net impaired loans as a % of total loans and acceptances[2]	**0.3 %**	0.2	%		**0.3 %**	0.2	%	
Average deposits[3]	**91,906**	86,852		6	**89,936**	85,310		5
Efficiency ratio[2]	**51.3 %**	53.8	%		**52.9 %**	54.2	%	

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) See the Glossary section on pages 49 to 52 for details on the composition of these measures.
(3) Represents an average of the daily balances for the period.

In the Personal and Commercial segment, net income totalled $366 million in the third quarter of 2024, up 15% from $319 million in the third quarter of 2023. Third-quarter net interest income rose 9% year over year owing to growth in personal and commercial loans and deposits, which more than offset the impact of a lower net interest margin, which was 2.31% compared to 2.34% in the third quarter of 2023. As for third-quarter non-interest income, it grew $7 million or 3% year over year.

Personal Banking's third-quarter total revenues increased by $40 million year over year. This increase was driven by higher net interest income, attributable to growth in loans and deposits, as well as to increases in insurance revenues and in internal commission revenues arising from the distribution of Wealth Management products. Commercial Banking's third-quarter total revenues grew $43 million year over year, mainly due to an increase in net interest income that was driven by loan and deposit growth, partly offset by a lower net interest margin on loans. In addition, revenues from derivative financial instruments as well as revenues from merger and acquisition activity rose year over year, whereas revenues from bankers' acceptances decreased.

Third-quarter non-interest expenses stood at $615 million, a 3% year-over-year increase that was due to higher compensation and employee benefits (driven by wage growth) and to greater investment in the segment's technological evolution. These increases were partly offset by an $11 million lump sum reimbursement recorded during the third quarter of 2024. At 51.3% in the third quarter of 2024, the efficiency ratio improved by 2.5 percentage points year over year. The segment recorded $79 million in provisions for credit losses in the third quarter of 2024 compared to $75 million in the third quarter of 2023. An increase in provisions for credit losses on Personal Banking impaired loans (including credit card receivables), which reflects a normalization of credit performance, was partly offset by a decrease in provisions for credit losses on Commercial Banking impaired loans. Third-quarter provisions for credit losses on non-impaired loans and Commercial Banking POCI loans were up year over year.

For the nine-month period ended July 31, 2024, Personal and Commercial's net income totalled $1,016 million, up 5% from $965 million in the first nine months of last year. The segment's total revenues rose $197 million year over year, partly offset by higher non-interest expenses and higher provisions for credit losses. Nine-month income before provisions for credit losses and income taxes stood at $1,641 million, rising 9% year over year. Personal Banking's nine-month total revenues posted a year-over-year increase that was mainly due to loan and deposit growth, a higher margin on deposits, and increases in insurance revenues, credit card revenues, and internal commission revenues arising from the distribution of Wealth Management products. In addition, Commercial Banking's nine-month total revenues were also up year over year due to growth in loans and deposits (partly offset by a smaller margin on loans) as well as to an increase in revenues generated by merger and acquisition activity (partly offset by a decrease in revenues from bankers' acceptances from letters of credit and guarantee, from derivative financial instruments, and from foreign exchange activities).

National Bank of Canada
Report to Shareholders, Third Quarter 2024
16

Management's Discussion and Analysis
Financial Analysis

For the first nine months of 2024, non-interest expenses stood at $1,842 million, a 3% year-over-year increase that came from compensation and employee benefits as well as from investments made to the segment's technological evolution. At 52.9%, the nine-month efficiency ratio improved by 1.3 percentage points compared to the same period in 2023. In the Personal and Commercial segment, provisions for credit losses rose $66 million year over year. This increase was mainly due to higher provisions for credit losses on Personal Banking impaired loans (including credit card receivables) and Commercial Banking impaired loans. As for nine-month provisions for credit losses on non-impaired loans, they were down year over year. Also, as a result of loan repayments, the segment recorded recoveries of credit losses on Commercial Banking's POCI loans during the first nine months of 2024.

Wealth Management

(millions of Canadian dollars)	Quarter ended July 31			Nine months ended July 31		
	2024	2023	% Change	2024	2023	% Change
Operating results						
Net interest income	219	192	14	620	590	5
Fee-based revenues	409	364	12	1,178	1,061	11
Transaction-based and other revenues	88	73	21	261	232	13
Total revenues	716	629	14	2,059	1,883	9
Non-interest expenses	416	375	11	1,206	1,111	9
Income before provisions for credit losses and income taxes	300	254	18	853	772	10
Provisions for credit losses	–	1	(100)	–	1	(100)
Income before income taxes	300	253	19	853	771	11
Income taxes	83	70	19	235	212	11
Net income	217	183	19	618	559	11
Average assets(1)	9,479	8,702	9	9,050	8,582	5
Average loans and acceptances(1)	8,440	7,711	9	8,041	7,602	6
Net impaired loans(2)	7	6	17	7	6	17
Average deposits(1)	43,285	40,028	8	42,144	40,194	5
Assets under administration(2)	746,295	678,753	10	746,295	678,753	10
Assets under management(2)	150,239	125,603	20	150,239	125,603	20
Efficiency ratio(2)	58.1 %	59.6 %		58.6 %	59.0 %	

(1) Represents an average of the daily balances for the period.
(2) See the Glossary section on pages 49 to 52 for details on the composition of these measures.

In the Wealth Management segment, net income totalled $217 million in the third quarter of 2024, a 19% increase from $183 million in the third quarter of 2023. The segment's third-quarter total revenues amounted to $716 million, up $87 million or 14% from $629 million in the third quarter of 2023. Third-quarter net interest income grew 14% year over year due to growth in deposit volumes and to the favourable impact of a change in the composition of deposits. Fee-based revenues increased by 12%, mostly due to stronger stock market performance compared to the third quarter of 2023 and to positive net inflows into various solutions. As for transaction-based and other revenues, they rose 21% year over year due to greater activity among clients.

Third-quarter non-interest expenses stood at $416 million, an 11% increase from $375 million in the third quarter of 2023. This increase was due to higher variable compensation and the external management fees associated with revenue growth and to higher technology expenses related to the segment's initiatives. At 58.1%, the third-quarter efficiency ratio improved from 59.6% in the third quarter of 2023. The provisions for credit losses were negligible in the third quarter of 2024, whereas $1 million in provisions for credit losses had been recorded during the third quarter of 2023.

For the first nine months of 2024, Wealth Management's net income totalled $618 million, up 11% from $559 million in the same period of 2023. The segment's nine-month total revenues amounted to $2,059 million, up 9% from $1,883 million in the same period of 2023. Net interest income rose 5% and fee-based revenues rose 11%, due to growth in assets under administration and under management resulting from stock market performance as well to positive net inflows into various solutions. In addition, nine-month transaction-based and other revenues rose 13% year over year due to greater activity among clients. Nine-month non-interest expenses stood at $1,206 million compared to $1,111 million in the same period of 2023, a 9% increase that was due to the same reasons provided above for the quarter. The segment's nine-month efficiency ratio was 58.6%, an improvement from 59.0% in the same period of 2023. As for the nine-month provisions for credit losses, they were negligible compared to $1 million in the same period of 2023.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
17

Management's Discussion and Analysis
Financial Analysis

Financial Markets

(taxable equivalent basis)[1]
(millions of Canadian dollars)

	Quarter ended July 31			Nine months ended July 31		
	2024	2023	% Change	**2024**	2023	% Change
Operating results						
Global markets						
Equities	**274**	171	60	**735**	585	26
Interest rate and credit	**146**	85	72	**462**	333	39
Commodities and foreign exchange	**32**	21	52	**159**	141	13
	452	277	63	**1,356**	1,059	28
Corporate and investment banking	**329**	283	16	**946**	862	10
Total revenues[1]	**781**	560	39	**2,302**	1,921	20
Non-interest expenses	**320**	272	18	**945**	842	12
Income before provisions for credit losses and income taxes	**461**	288	60	**1,357**	1,079	26
Provisions for credit losses	**22**	5		**50**	15	
Income before income taxes	**439**	283	55	**1,307**	1,064	23
Income taxes[1]	**121**	78	55	**359**	293	23
Net income	**318**	205	55	**948**	771	23
Average assets[2]	**197,996**	186,236	6	**194,199**	176,575	10
Average loans and acceptances[2] (Corporate Banking only)	**32,229**	29,974	8	**31,933**	28,613	12
Net impaired loans[3]	**54**	56	(4)	**54**	56	(4)
Net impaired loans as a % of total loans and acceptances[3]	**0.2 %**	0.2 %		**0.2 %**	0.2 %	
Average deposits[2]	**65,447**	59,287	10	**64,452**	56,803	13
Efficiency ratio[3]	**41.0 %**	48.6 %		**41.1 %**	43.8 %	

(1) The *Total revenues* and *Income taxes* items of the Financial Markets segment are presented on a taxable equivalent basis. Taxable equivalent basis is a calculation method that consists of grossing up certain revenues taxed at lower rates by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. For the quarter ended July 31, 2024, *Total revenues* were grossed up by $92 million ($150 million in 2023) and an equivalent amount was recognized in *Income taxes*. For the nine-month period ended July 31, 2024, *Total revenues* were grossed up by $285 million ($409 million in 2023) and an equivalent amount was recognized in *Income taxes*. The effect of these adjustments has been reversed under the *Other* heading of segment results. In light of the enacted legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).
(2) Represents an average of the daily balances for the period.
(3) See the Glossary section on pages 49 to 52 for details on the composition of these measures.

In the Financial Markets segment, net income totalled $318 million in the third quarter of 2024, up 55% from $205 million in the third quarter of 2023. The segment's third-quarter total revenues on a taxable equivalent basis amounted to $781 million, up $221 million or 39% from $560 million in the third quarter of 2023. Global markets revenues rose 63% year over year owing to growth in all revenue types. Third-quarter corporate and investment banking revenues grew 16% year over year given an increase in revenues from capital markets activity, banking service revenues, and revenues from merger and acquisition activity.

Third-quarter non-interest expenses stood at $320 million, an 18% year-over-year increase that was due to higher compensation and employee benefits (notably the variable compensation associated with revenue growth), to higher technology investment expenses, and to higher other expenses related to the segment's business growth. At 41.0%, the segment's third-quarter efficiency ratio improved by 7.6 percentage points from 48.6% in the third quarter of 2023. Third-quarter provisions for credit losses rose $17 million year over year. This increase came from $20 million in provisions for credit losses on impaired loans recorded in the third quarter of 2024, whereas $5 million in recoveries of credit losses on impaired loans had been recorded during the third quarter of 2023. This increase was partly offset by a year-over-year decrease in provisions for credit losses on non-impaired loans.

For the first nine months of 2024, the segment's net income totalled $948 million, up 23% from the first nine months of last year. Nine-month income before provisions for credit losses and income taxes totalled $1,357 million, up 26% year over year. As for nine-month total revenues on a taxable equivalent basis, they amounted to $2,302 million, up $381 million or 20% from $1,921 million in the same period of 2023. Global markets revenues rose 28% year over year owing to growth in all revenue types. In addition, nine-month corporate and investment banking revenues grew 10% year over year given increases in revenues related to capital markets activities and revenues from banking services, partly offset by a decrease in revenues from merger and acquisition activity.

For the first nine months of 2024, the segment's non-interest expenses rose 12% year over year. This increase was due to higher variable compensation resulting from revenue growth and to an increase in technology investment expenses and other expenses related to the segment's business growth. The segment's nine-month efficiency ratio was 41.1%, an improvement of 2.7 percentage points from 43.8% in the same period of 2023. Nine-month provisions for credit losses rose $35 million year over year. This increase came mainly from provisions for credit losses on impaired loans recorded in the nine-month period ended July 31, 2024 compared to recoveries of credit losses on impaired loans recorded during the same period of 2023. In addition, provisions for credit losses on non-impaired loans were up year over year.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
18

Management's Discussion and Analysis
Financial Analysis

U.S. Specialty Finance and International (USSF&I)

(millions of Canadian dollars)	Quarter ended July 31			Nine months ended July 31		
	2024	2023	% Change	2024	2023	% Change
Total revenues						
Credigy	139	112	24	400	357	12
ABA Bank	223	181	23	626	539	16
International	(1)	(1)		11	–	
	361	292	24	1,037	896	16
Non-interest expenses						
Credigy	39	33	18	108	102	6
ABA Bank	76	66	15	214	192	11
International	–	1		1	2	
	115	100	15	323	296	9
Income before provisions for credit losses and income taxes	246	192	28	714	600	19
Provisions for credit losses						
Credigy	29	20	45	80	71	13
ABA Bank	17	9	89	39	19	105
	46	29	59	119	90	32
Income before income taxes	200	163	23	595	510	17
Income taxes						
Credigy	15	12	25	44	38	16
ABA Bank	27	23	17	78	69	13
International	–	–		2	–	
	42	35	20	124	107	16
Net income						
Credigy	56	47	19	168	146	15
ABA Bank	103	83	24	295	259	14
International	(1)	(2)		8	(2)	
	158	128	23	471	403	17
Average assets(1)	28,189	23,589	20	27,205	22,586	20
Average loans and receivables(1)	22,116	19,103	16	21,528	18,472	17
Purchased or originated credit-impaired (POCI) loans	395	532	(26)	395	532	(26)
Net impaired loans excluding POCI loans(2)	433	229	89	433	229	89
Average deposits(1)	13,272	10,966	21	12,732	10,454	22
Efficiency ratio(2)	31.9 %	34.2 %		31.1 %	33.0 %	

(1) Represents an average of the daily balances for the period.
(2) See the Glossary section on pages 49 to 52 for details on the composition of these measures.

In the USSF&I segment, net income totalled $158 million in the third quarter of 2024, up 23% from $128 million in the same quarter of 2023. The segment's third-quarter total revenues amounted to $361 million compared to $292 million in the third quarter of 2023, a $69 million or 24% year-over-year increase that was due to revenue growth of $27 million at Credigy and of $42 million at ABA Bank. For the first nine months of 2024, the segment posted net income of $471 million compared to $403 million in the same period of 2023, a 17% increase attributable to the activities of the Credigy and ABA Bank subsidiaries as well as to dividend income recorded during the first nine months of 2024 related to an investment in a financial group.

Credigy
The Credigy subsidiary's net income totalled $56 million in the third quarter of 2024, up $9 million or 19% year over year. Its third-quarter total revenues amounted to $139 million compared to $112 million in the third quarter of 2023, an increase that was due to loan volume growth as well as to growth in non-interest income arising mainly from remeasuring certain portfolios at fair value during the third quarter of 2024. Non-interest expenses stood at $39 million in the third quarter of 2024, a $6 million year-over-year increase that was due to compensation and employee benefits as well as to professional fees. Provisions for credit losses rose $9 million compared to the third quarter of 2023 due to higher provisions for credit losses on impaired loans, a result of the normal maturation of loan portfolios, and higher provisions for credit losses on POCI loans, partly offset by lower provisions for credit losses recorded on non-impaired loans.

For the first nine months of 2024, the Credigy subsidiary's net income totalled $168 million, rising 15% year over year. Its nine-month total revenues amounted to $400 million, up from $357 million in the same period of 2023. This increase was due to the same reasons provided above for the quarter as well as to a gain realized during the second quarter of 2024 following the disposal of a loan portfolio, partly offset by revenues recorded upon a prepayment of a credit facility in the first quarter of 2023. Nine-month non-interest expenses stood at $108 million, a 6% year-over-year increase that was due to compensation and employee benefits. Nine-month provisions for credit losses rose $9 million year over year, an increase that was due to the same reasons provided above for the quarter.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 19

Management's Discussion and Analysis
Financial Analysis

ABA Bank

The ABA Bank subsidiary's net income totalled $103 million in the third quarter of 2024, up $20 million or 24% year over year. Its third-quarter total revenues rose 23% year over year, mainly due to sustained growth in assets. Non-interest expenses for the third quarter of 2024 stood at $76 million, a $10 million or 15% year-over-year increase attributable essentially to higher compensation and employee benefits as well as higher occupancy and technology expenses resulting from the subsidiary's business growth and the opening of new branches. Provisions for credit losses, which stood at $17 million in the third quarter of 2024, increased $8 million year over year. This increase came from higher provisions for credit losses on impaired loans and non-impaired loans.

For the first nine months of 2024, ABA Bank recorded net income of $295 million, a 14% or $36 million year-over-year increase. Growth in the subsidiary's business activities, mainly sustained growth in assets, explains a 16% year-over-year increase in its nine-month total revenues. Nine-month non-interest expenses stood at $214 million, an 11% year-over-year increase that was due to the same reasons provided above for the third quarter. The subsidiary's nine-month provisions for credit losses stood at $39 million, a $20 million year-over-year increase that stems from higher provisions for credit losses on impaired loans, partly offset by lower provisions for credit losses on non-impaired loans.

Other

(millions of Canadian dollars)	Quarter ended July 31		Nine months ended July 31	
	2024	2023	**2024**	2023
Operating results				
Net interest income[1]	**(79)**	(121)	**(276)**	(430)
Non-interest income[1]	**19**	15	**(149)**	(58)
Total revenues	**(60)**	(106)	**(425)**	(488)
Non-interest expenses	**75**	57	**146**	125
Income before provisions for credit losses and income taxes	**(135)**	(163)	**(571)**	(613)
Provisions for credit losses	**2**	1	**(1)**	3
Income before income taxes	**(137)**	(164)	**(570)**	(616)
Income taxes (recovery)[1]	**(111)**	(159)	**(378)**	(456)
Net loss	**(26)**	(5)	**(192)**	(160)
Non-controlling interests	**–**	(1)	**(1)**	(2)
Net loss attributable to the Bank's shareholders and holders of other equity instruments	**(26)**	(4)	**(191)**	(158)
Less: Specified items after income taxes[2]	**73**	49	**73**	25
Net loss – Adjusted[2]	**(99)**	(54)	**(265)**	(185)
Average assets[3]	**65,174**	66,660	**65,117**	71,616

(1) For the quarter ended July 31, 2024, *Net interest income* was reduced by $15 million ($88 million in 2023), *Non-interest income* was reduced by $79 million ($64 million in 2023), and an equivalent amount was recorded in *Income taxes (recovery)*. For the nine-month period ended July 31, 2024, *Net interest income* was reduced by $66 million ($242 million in 2023), *Non-interest income* was reduced by $225 million ($172 million in 2023), and an equivalent amount was recorded in *Income taxes (recovery)*. These adjustments include a reversal of the taxable equivalent of the Financial Markets segment and the *Other* heading. Taxable equivalent basis is a calculation method that consists in grossing up certain revenues taxed at lower rates by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. In light of the enacted legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction, nor did it use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).

(2) See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.

(3) Represents an average of the daily balances for the period.

For the *Other* heading of segment results, there was a net loss of $26 million in the third quarter of 2024 compared to a net loss of $5 million in the third quarter of 2023. The change in net loss came essentially from a year-over-year increase in non-interest expenses, notably due to the higher variable compensation associated with the Bank's revenue growth, partly offset by a more favourable impact of specified items, notably the items related to the agreement to acquire CWB, on net loss in the third quarter of 2024. Adjusted net loss was $99 million for the third quarter of 2024 compared to $54 million in the same quarter of 2023.

For the first nine months of 2024, net loss stood at $192 million compared to a $160 million net loss in the same period of 2023. The change in net loss was partly due to a lower contribution from treasury activities related to the Bank's asset/liability management activities as well as to a year-over-year increase in non-interest expenses, notably an increase in the variable compensation associated with the Bank's revenue growth. These factors were partly offset by the specified items, which had a $73 million favourable impact on net loss for the nine-month period ended July 31, 2024 compared to a favourable impact of $25 million in the same period of 2023. Adjusted net loss was $265 million for the first nine months of 2024 compared to $185 million in the same period of 2023.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
20

Management's Discussion and Analysis
Financial Analysis

Consolidated Balance Sheet

Consolidated Balance Sheet Summary

(millions of Canadian dollars)	As at July 31, 2024	As at October 31, 2023[1]	% Change
Assets			
Cash and deposits with financial institutions	**32,489**	35,234	(8)
Securities	**144,275**	121,818	18
Securities purchased under reverse repurchase agreements and securities borrowed	**13,879**	11,260	23
Loans and acceptances, net of allowances	**239,549**	225,443	6
Other	**23,741**	29,722	(20)
	453,933	423,477	7
Liabilities and equity			
Deposits	**320,587**	288,173	11
Other	**106,930**	110,972	(4)
Subordinated debt	**1,254**	748	68
Equity attributable to the Bank's shareholders and holders of other equity instruments	**25,161**	23,582	7
Non-controlling interests	**1**	2	(50)
	453,933	423,477	7

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.

Assets

As at July 31, 2024, the Bank had total assets of $453.9 billion, a $30.4 billion or 7% increase from $423.5 billion as at October 31, 2023. At $32.5 billion as at July 31, 2024, cash and deposits with financial institutions decreased $2.7 billion, mainly due to a decrease in deposits with regulated financial institutions, in particular the U.S. Federal Reserve, partly offset by an increase in deposits with the Bank of Canada.

Since October 31, 2023, securities rose $22.5 billion due to a $16.0 billion or 16% increase in securities at fair value through profit or loss, with this increase being essentially attributable to equity securities, partly offset by a decrease in securities issued or guaranteed by U.S. Treasury, other U.S. agencies, and other foreign governments. The increase was also due to a $6.5 billion increase in securities other than those measured at fair value through profit or loss, with this increase being essentially attributable to securities issued or guaranteed by U.S. Treasury, other U.S. agencies, and other foreign governments and to securities issued or guaranteed by the Canadian government. Securities purchased under reverse repurchase agreements and securities borrowed increased by $2.6 billion since October 31, 2023, mainly due to the activities of the Financial Markets segment.

Totalling $239.5 billion as at July 31, 2024, loans and acceptances, net of allowances for credit losses, rose $14.1 billion or 6% since October 31, 2023. The following table provides a breakdown of the main loan and acceptance portfolios.

(millions of Canadian dollars)	As at July 31, 2024	As at October 31, 2023	As at July 31, 2023
Loans and acceptances			
Residential mortgage and home equity lines of credit	**122,521**	116,444	114,481
Personal	**17,387**	16,761	16,088
Credit card	**2,692**	2,603	2,491
Business and government	**98,244**	90,819	87,493
	240,844	226,627	220,553
Allowances for credit losses	**(1,295)**	(1,184)	(1,120)
	239,549	225,443	219,433

Since October 31, 2023, residential mortgages (including home equity lines of credit) rose $6.1 billion or 5% given the business activities of the Personal and Commercial segment, the Financial Markets segment, and the Credigy and ABA Bank subsidiaries. Also since October 31, 2023, personal loans were up $0.6 billion, credit card receivables were up slightly, and loans and acceptances to business and government rose $7.4 billion or 8%, mainly due to business growth at Commercial Banking, in the Financial Markets segment, in the Wealth Management segment, and at the Credigy and ABA Bank subsidiaries.

Since July 31, 2023, loans and acceptances, net of allowances for credit losses, grew $20.1 billion or 9%. Residential mortgages (including home equity lines of credit) rose $8.0 billion or 7% due to sustained demand for mortgage credit in the Personal and Commercial segment and to business growth in the Financial Markets segment and at the ABA Bank and Credigy subsidiaries. Also since July 31, 2023, personal loans rose $1.3 billion, credit card receivables were up $0.2 billion, and loans and acceptances to business and government grew $10.7 billion or 12%, owing essentially to greater business activity at Commercial Banking, in the Financial Markets and Wealth Management segments, and at the ABA Bank and Credigy subsidiaries, partly offset by a decrease in Treasury activities.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 21

Impaired loans include all loans classified in Stage 3 of the expected credit loss model and POCI loans. As at July 31, 2024, gross impaired loans stood at $1,852 million compared to $1,584 million as at October 31, 2023. As for net impaired loans, they totalled $1,482 million as at July 31, 2024 compared to $1,276 million as at October 31, 2023. Net impaired loans excluding POCI loans amounted to $959 million as at July 31, 2024, rising $353 million from $606 million as at October 31, 2023. This increase was due to an increase in the net impaired loans of the loan portfolios of Personal Banking and Commercial Banking, the Financial Markets segment, and the Credigy (excluding POCI loans) and ABA Bank subsidiaries. Net POCI loans stood at $523 million as at July 31, 2024 compared to $670 million as at October 31, 2023, a decrease due to the maturities of certain portfolios and to loan repayments. As at July 31, 2024, other assets totalled $23.7 billion, a $6.0 billion decrease since October 31, 2023 that came mainly from a decrease in derivative financial instruments. Liabilities As at July 31, 2024, the Bank had total liabilities of $428.8 billion compared to $399.9 billion as at October 31, 2023. The Bank’s total deposit liability stood at $320.6 billion as at July 31, 2024, rising $32.4 billion or 11% from $288.2 billion as at October 31, 2023. As at July 31, 2024, personal deposits stood at $94.2 billion, rising $6.3 billion since October 31, 2023. This increase was driven by business growth at Personal Banking, in both the Financial Markets and Wealth Management segments, and at ABA Bank. Business and government deposits stood at $220.9 billion as at July 31, 2024, rising $23.6 billion since October 31, 2023. The increase came from Treasury funding activities (including $4.7 billion in deposits subject to bank recapitalization (bail - in) conversion regulations) from Commercial Banking activities, from the activities of the Financial Markets and Wealth Management segments, and from an amount of $1.0 billion related to the investment agreements for subscription receipts issued as part of the anticipated acquisition of CWB. As at July 31, 2024, deposits from deposit - taking institutions stood at $5.5 billion, increasing $2.5 billion since October 31, 2023 and arising from Treasury funding activities and the activities of the Financial Markets segment and Commercial Banking. As at July 31, 2024, other liabilities stood at $106.9 billion, decreasing $4.1 billion since October 31, 2023, essentially due to a $6.5 billion decrease in acceptances, a result of the transition of bankers’ acceptances towards loans indexed at CORRA (Canadian Overnight Repo Rate Average), to a $2.2 billion decrease in derivative financial instruments, and to a $1.7 billion decrease in obligations related to securities sold short. These decreases were partly offset by a $3.5 billion increase in obligations related to securities sold under repurchase agreements and securities loaned and a $2.0 billion increase in liabilities related to transferred receivables. Subordinated debt increased since October 31, 2023 as a result of the $500 million issuance of medium - term notes on February 5, 2024. Equity As at July 31, 2024, equity attributable to the Bank’s shareholders and holders of other equity instruments was $25.2 billion, rising $1.6 billion since October 31, 2023. This increase was due to net income net of dividends, to remeasurements of pension plans and other post - employment plans, and to issuances of common shares under the Stock Option Plan. These increases were partly offset by the net fair value change attributable to the credit risk on financial liabilities designated at fair value through profit or loss and by the net change in gains (losses) on cash flow hedges. On June 11, 2024, the Bank entered into an agreement to acquire all of the issued and outstanding common shares of Canadian Western Bank (CWB) by way of a share exchange valuing CWB at approximately $5 billion. Each CWB common share, other than those held by the Bank, will be exchanged for 0.450 of a common share of National Bank. CWB is a diversified financial services institution based in Edmonton, Alberta. This transaction will enable the Bank to accelerate its growth across Canada. The business combination brings together two complementary Canadian banks with growing businesses, thereby enhancing customer service by offering a full range of products and services nationwide, with a regionally focused service model. The transaction is subject to the satisfaction of customary closing conditions, including regulatory approvals, and is expected to close in 2025. The results of the acquired business will be consolidated from the date of closing. Between the announcement and closing of the transaction, the Bank is exposed to changes in the fair value of CWB’s assets and liabilities due to changes in market interest rates. Increases in interest rates will impact the fair value of net assets on closing of the transaction, increasing the amount of goodwill and reducing capital ratios. To manage the volatility of goodwill and capital on closing of the transaction, the Bank entered into interest rate swaps to economically hedge its exposure. Mark - to - market changes have been recognized in Non - interest income - Trading revenues (losses) in the Consolidated Statement of Income. The Bank’s policies and procedures regarding related party transactions have not significantly changed since October 31, 2023. For additional information, see Note 28 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Management's Discussion and Analysis
Financial Analysis

Securitization and Off-Balance-Sheet Arrangements

In the normal course of business, the Bank is party to various financial arrangements that, under IFRS, are not required to be recorded on the Consolidated Balance Sheet or are recorded under amounts other than their notional or contractual values. These arrangements include, among others, transactions with structured entities, derivative financial instruments, issuances of guarantees, credit instruments, and financial assets received as collateral. A complete analysis of these types of arrangements, including their nature, business purpose, and importance, is provided on pages 51 and 52 of the *2023 Annual Report*.

For additional information on financial assets transferred but not derecognized, guarantees, commitments, and structured entities, see Notes 8, 26, and 27 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Income Taxes

Notice of Assessment
In April 2024, the Bank was reassessed by the Canada Revenue Agency (CRA) for additional income tax and interest of approximately $110 million (including estimated provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2019 taxation year.

In prior fiscal years, the Bank had been reassessed for additional income tax and interest of approximately $965 million (including provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2012-2018 taxation years.

In the reassessments, the CRA alleges that the dividends were received as part of a "dividend rental arrangement".

In October 2023, the Bank filed a notice of appeal with the Tax Court of Canada, and the matter is now in litigation. The CRA may issue reassessments to the Bank for taxation years subsequent to 2019 in regard to certain activities similar to those that were the subject of the above-mentioned reassessments. The Bank remains confident that its tax position was appropriate and intends to vigorously defend its position. As a result, no amount has been recognized in the consolidated financial statements as at July 31, 2024.

Canadian Government's 2022 Tax Measures
On November 4, 2022, the Government of Canada introduced Bill C-32 – *An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 3, 2022 and certain provisions of the budget tabled in Parliament on April 7, 2022* to implement tax measures applicable to certain entities of banking and life insurer groups, as presented in its April 7, 2022 budget. These tax measures included the Canada Recovery Dividend (CRD), which is a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as a 1.5% increase in the statutory tax rate. On December 15, 2022, Bill C-32 received royal assent. Given that these tax measures were in effect as at January 31, 2023, a $32 million tax expense for the CRD and an $8 million tax recovery for the tax rate increase, including the impact related to current and deferred taxes for fiscal 2022, were recognized in the consolidated financial statements during the quarter ended January 31, 2023.

Other Tax Measures
On November 30, 2023, the Government of Canada introduced Bill C-59 – *An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023* to implement tax measures applicable to the Bank. The measures include the denial of the deduction in respect of dividends received after 2023 on shares that are mark-to-market property for tax purposes (except for dividends received on "taxable preferred shares" as defined in the *Income Tax Act*), as well as the application of a 2% tax on the net value of equity repurchases occurring as of January 1, 2024. On June 20, 2024, Bill C-59 received royal assent and these tax measures were enacted at the reporting date. The consolidated financial statements reflect, since January 1, 2024, the denial of the deduction in respect of the dividends covered by Bill C-59.

On May 2, 2024, the Government of Canada introduced Bill C-69 – *An Act to implement certain provisions of the budget tabled in Parliament on April 16, 2024*. The bill includes the Pillar 2 rules (global minimum tax) published by the Organisation for Economic Co-operation and Development (OECD) that will apply to fiscal years beginning on or after December 31, 2023 (November 1, 2024 for the Bank). On June 20, 2024, Bill C-69 received royal assent. To date, the Pillar 2 rules have been included in a bill or enacted in certain jurisdictions where the Bank operates. The Pillar 2 rules do not apply to this fiscal year, and the Bank is currently assessing its income tax exposure arising from these rules.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
23

Capital management has a dual role of ensuring a competitive return to the Bank’s shareholders while maintaining a solid capital foundation that covers the risks inherent to the Bank’s business activities, supports its business segments, and protects its clients. The Bank’s capital management policy defines the guiding principles as well as the roles and responsibilities of its internal capital adequacy assessment process. This process aims to determine the capital that the Bank needs to maintain to pursue its business activities and accommodate unexpected losses arising from extremely adverse economic and operational conditions. For additional information on the capital management framework, see the Capital Management section on pages 53 to 61 of the Bank’s 2023 Annual Report . Basel Accord The Bank and all other major Canadian banks have to maintain the following minimum capital ratios established by OSFI: a CET1 capital ratio of at least 11.5%, a Tier 1 capital ratio of at least 13.0%, and a Total capital ratio of at least 15.0%. For additional information on the ratio calculations, see pages 54 and 55 of the 2023 Annual Report . All of these ratios include a capital conservation buffer of 2.5% established by the BCBS and OSFI, a 1.0% surcharge applicable solely to Domestic Systemically Important Banks (D - SIBs), and a 3.5% domestic stability buffer (DSB) established by OSFI. The DSB, which can vary from 0% to 4.0% of risk - weighted assets (RWA), consists exclusively of CET1 capital. A D - SIB that fails to meet this buffer requirement will not be subject to automatic constraints to reduce capital distributions but will have to provide a remediation plan to OSFI. The Bank must also meet the requirements of the capital output floor that will ensure that its total calculated RWA is not below 72.5% of the total RWA as calculated under the Basel III Standardized Approaches. Initially, OSFI was allowing a phase - in of the floor factor over three years, starting at 65.0% in the second quarter of 2023 and rising 2.5% per year to reach 72.5% in fiscal 2026. On July 5, 2024, OSFI announced a one - year delay to the increase in the capital output floor. Therefore, the revised floor factor will reach 72.5% in fiscal 2027. For fiscal 2024, the floor factor is set at 67.5%; it will remain at this level until the end of fiscal 2025 and then increase until 2027. If the capital requirement is less than the capital output floor requirement after applying the floor factor, the difference is added to the total RWA. Lastly, OSFI requires D - SIBs to maintain a Basel III leverage ratio of at least 3.5%, which includes a Tier 1 capital buffer of 0.5% applicable only to D - SIBs. For additional information on the leverage ratio calculation, see page 55 of the 2023 Annual Report . In the first quarter of 2024 , the Bank implemented OSFI’s finalized guidance of the revised market risk framework, consistent with the BCBS’s Fundamental Review of the Trading Book (FRTB) as well as the revised credit valuation adjustment (CVA) risk framework . For both market risk and CVA, the Bank uses the sensitivities - based Standardized Approach (SA) for computing RWA . The implementation of these revised frameworks on November 1 , 2023 had a negative impact of 38 bps on the Bank’s CET 1 capital ratio . In addition, OSFI requires that regulatory capital instruments other than common equity must have a non - viability contingent capital (NVCC) clause to ensure that investors bear losses before taxpayers should the government determine that rescuing a non - viable financial institution is in the public interest. The Bank’s regulatory capital instruments, other than common shares, all have an NVCC clause.

Management's Discussion and Analysis
Capital Management

OSFI's *Total Loss Absorbing Capacity* (TLAC) *Guideline*, which applies to all D-SIBs under the federal government's bail-in regulations, is intended to ensure that a D-SIB has sufficient loss-absorbing capacity to support its internal recapitalization in the unlikely event it becomes non-viable. Available TLAC includes total capital as well as certain senior unsecured debts that satisfy all of the eligibility criteria of OSFI's TLAC guideline. OSFI requires D-SIBs to maintain a risk-based TLAC ratio of at least 25.0% (including the DSB) of RWA and a TLAC leverage ratio of at least 7.25%. The TLAC ratio is calculated by dividing available TLAC by RWA, and the TLAC leverage ratio is calculated by dividing available TLAC by total exposure. As at July 31, 2024, outstanding liabilities of $22.4 billion ($17.7 billion as at October 31, 2023) were subject to conversion under the bail-in regulations.

Requirements – Regulatory Capital[1], Leverage[1], and TLAC[2] Ratios

	Requirements as at July 31, 2024							
	Minimum	Capital conservation buffer	Minimum set by BCBS	D-SIB surcharge	Minimum set by OSFI	Domestic stability buffer[3]	Minimum set by OSFI, including the domestic stability buffer	Ratios as at July 31, 2024
Capital ratios								
CET1	4.5 %	2.5 %	7.0 %	1.0 %	8.0 %	3.5 %	11.5 %	13.5 %
Tier 1	6.0 %	2.5 %	8.5 %	1.0 %	9.5 %	3.5 %	13.0 %	15.7 %
Total	8.0 %	2.5 %	10.5 %	1.0 %	11.5 %	3.5 %	15.0 %	16.9 %
Leverage ratio	3.0 %	n.a.	3.0 %	0.5 %	3.5 %	n.a.	3.5 %	4.4 %
TLAC ratio	21.5 %	n.a.	21.5 %	n.a.	21.5 %	3.5 %	25.0 %	29.7 %
TLAC leverage ratio	6.75 %	n.a.	6.75 %	0.5 %	7.25 %	n.a.	7.25 %	8.3 %

n.a. Not applicable
(1) The capital ratios and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI's *Capital Adequacy Requirements Guideline* and *Leverage Requirements Guideline*.
(2) The TLAC ratio and the TLAC leverage ratio are calculated in accordance with OSFI's *Total Loss Absorbing Capacity Guideline*.
(3) On June 18, 2024, OSFI confirmed that the domestic stability buffer was being maintained at 3.5%.

The Bank ensures that its capital levels are always above the minimum capital requirements set by OSFI, including the DSB. By maintaining a strong capital structure, the Bank can cover the risks inherent to its business activities, support its business segments, and protect its clients.

Other disclosure requirements pursuant to Pillar 3 of the Basel Accord and a set of recommendations defined by the Enhanced Disclosure Task Force (EDTF) are presented in the *Supplementary Regulatory Capital and Pillar 3 Disclosure* report published quarterly and available on the Bank's website at nbc.ca. Furthermore, a complete list of capital instruments and their main features is also available on the Bank's website.

Regulatory Developments
The Bank closely monitors regulatory developments and participates actively in various consultative processes. During the first quarter of 2024, the Bank implemented the revised market risk and CVA risk frameworks. Since November 1, 2023, there have been no other new regulatory developments to be considered, except for the one-year postponement of the increase to the capital output floor, as previously mentioned.

Management Activities
On December 12, 2023, the Bank began a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.1% of its then outstanding common shares) over the 12-month period ending no later than December 11, 2024. During the nine-month period ended July 31, 2024, the Bank did not repurchase any common shares.

On February 5, 2024, the Bank issued medium-term notes for a total amount of $500 million bearing interest at 5.279% and maturing on February 15, 2034. Given that the medium-term notes satisfy the NVCC requirements, they qualify for the purposes of calculating regulatory capital under the Basel III rules.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
25

Dividends On August 27, 2024, the Board of Directors declared regular dividends on the various series of first preferred shares and a dividend of $1.10 per common share, payable on November 1, 2024 to shareholders of record on September 30, 2024. Shares, Other Equity Instruments, and Stock Options As at July 31, 2024 $ million Number of shares or LRCN (1) First preferred shares 350 14,000,000 Series 30 300 12,000,000 Series 32 400 16,000,000 Series 38 300 12,000,000 Series 40 300 12,000,000 Series 42 1,650 66,000,000 Other equity instruments 500 500,000 LRCN – Series 1 500 500,000 LRCN – Series 2 500 500,000 LRCN – Series 3 1,500 1,500,000 3,150 67,500,000 3,442 340,522,825 Common shares 10,614,466 Stock options (1) Limited Recourse Capital Notes (LRCN). As at August 23, 2024, there were 340,384,098 common shares and 10,614,466 stock options outstanding. NVCC provisions require the conversion of capital instruments into a variable number of common shares should OSFI deem a bank to be non - viable or should the government publicly announce that a bank has accepted or agreed to accept a capital injection. If an NVCC trigger event were to occur, all of the Bank’s preferred shares, LRCNs, and medium - term notes maturing on August 16, 2032 and on February 15, 2034, which are NVCC capital instruments, would be converted into common shares of the Bank according to an automatic conversion formula at a conversion price corresponding to the greater of the following amounts: (i) a $5.00 contractual floor price; or (ii) the market price of the Bank’s common shares on the date of the trigger event (10 - day weighted average price). Based on a $5.00 floor price and including an estimate for accrued dividends and interest, these NVCC capital instruments would be converted into a maximum of 1,024 million Bank common shares, which would have a 75.0% dilutive effect based on the number of Bank common shares outstanding as at July 31, 2024.

Movement in Regulatory Capital (1) Nine months ended July 31, 2024 (millions of Canadian dollars) Common Equity Tier 1 (CET1) capital 16,920 Balance at beginning 119 Issuance of common shares (including Stock Option Plan) 14 Impact of shares purchased or sold for trading – Repurchase of common shares 16 Other contributed surplus (1,224) Dividends on preferred and common shares and distributions on other equity instruments 2,862 Net income attributable to the Bank’s shareholders and holders of other equity instruments 322 Removal of own credit spread (net of income taxes) (94) Impact of adopting IFRS 17 (54) Other Movements in accumulated other comprehensive income (39) Translation adjustments 32 Debt securities at fair value through other comprehensive income – Other 37 Change in goodwill and intangible assets (net of related tax liability) Other, including regulatory adjustments (179) Change in defined benefit pension plan asset (net of related tax liability) Change in amount exceeding 15% threshold – Deferred tax assets – Significant investment in common shares of financial institutions (26) Deferred tax assets, unless they result from temporary differences (net of related tax liability) (1) Other deductions or regulatory adjustments to CET1 implemented by OSFI – Change in other regulatory adjustments 18,705 Balance at end Additional Tier 1 capital 3,148 Balance at beginning – New Tier 1 eligible capital issuances – Redeemed capital 2 Other, including regulatory adjustments 3,150 Balance at end 21,855 Total Tier 1 capital Tier 2 capital 988 Balance at beginning 500 New Tier 2 eligible capital issuances – Redeemed capital – Tier 2 instruments issued by subsidiaries and held by third parties 35 Change in certain allowances for credit losses 54 Other, including regulatory adjustments 1,577 Balance at end 23,432 Total regulatory capital (1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.

Management's Discussion and Analysis
Capital Management

Risk-Weighted Assets by Key Risk Drivers

Risk-weighted assets (RWA) amounted to $138.9 billion as at July 31, 2024 compared to $125.6 billion as at October 31, 2023, a $13.3 billion increase resulting from organic growth in RWA, a deterioration in the credit quality of the loan portfolio, and methodology changes related mainly to the implementation of the revised market risk and CVA risk frameworks. The changes in the Bank's RWA by risk type are presented in the following table.

Movement of Risk-Weighted Assets by Key Drivers[1]

(millions of Canadian dollars) Quarter ended

			July 31, 2024	April 30, 2024	January 31, 2024	October 31, 2023
	Non-counterparty credit risk	Counterparty credit risk	Total	Total	Total	Total
Credit risk – Risk-weighted assets at beginning	**106,694**	**5,969**	**112,663**	108,838	107,145	102,087
Book size	**3,394**	**90**	**3,484**	2,484	5,020	2,288
Book quality	**714**	**(65)**	**649**	508	435	1,045
Model updates	**(244)**	**–**	**(244)**	–	(31)	(107)
Methodology and policy	**–**	**–**	**–**	–	(2,629)	–
Acquisitions and disposals	**–**	**–**	**–**	–	–	–
Foreign exchange movements	**121**	**11**	**132**	833	(1,102)	1,832
Credit risk – Risk-weighted assets at end	**110,679**	**6,005**	**116,684**	112,663	108,838	107,145
Market risk – Risk-weighted assets at beginning			**9,641**	10,148	5,662	5,985
Movement in risk levels[2]			**(1,575)**	(507)	(352)	(323)
Model updates			**–**	–	–	–
Methodology and policy			**–**	–	4,838	–
Acquisitions and disposals			**–**	–	–	–
Market risk – Risk-weighted assets at end			**8,066**	9,641	10,148	5,662
Operational risk – Risk-weighted assets at beginning			**13,811**	13,384	12,785	12,490
Movement in risk levels			**357**	427	599	295
Methodology and policy			**–**	–	–	–
Acquisitions and disposals			**–**	–	–	–
Operational risk – Risk-weighted assets at end			**14,168**	13,811	13,384	12,785
Risk-weighted assets at end			**138,918**	136,115	132,370	125,592

(1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2) Also includes foreign exchange rate movements that are not considered material.

The table above provides risk-weighted asset movements by the key drivers underlying the different risk categories.

The *Book size* item reflects organic changes in book size and composition (including new loans and maturing loans). RWA movements attributable to book size include increases or decreases in exposures, measured by exposure at default, assuming a stable risk profile.

The *Book quality* item is the Bank's best estimate of changes in book quality related to experience, such as underlying customer behaviour or demographics, including changes resulting from model recalibrations or realignments and also including risk mitigation factors.

The *Model updates* item is used to reflect implementations of new models, changes in model scope, and any other change applied to address model malfunctions.

The *Methodology and policy* item presents the impact of changes in calculation methods resulting from changes in regulatory policies or from new regulations. During the first quarter of 2024, the Bank refined the credit risk RWA calculation related to derivatives and certain non-retail exposures, and it also implemented OSFI's revised market risk and CVA risk frameworks.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
28

Management's Discussion and Analysis
Capital Management

Regulatory Capital Ratios, Leverage Ratio, and TLAC Ratios

As at July 31, 2024, the Bank's CET1, Tier 1, and Total capital ratios were, respectively, 13.5%, 15.7%, and 16.9% compared to ratios of, respectively, 13.5%, 16.0%, and 16.8% as at October 31, 2023. The CET1 capital ratio has remained stable compared to October 31, 2023, whereas the Tier 1 capital ratio decreased and the Total capital ratio rose slightly. Growth in RWA and the impact of implementing OSFI's revised market risk and CVA risk frameworks had unfavorable impacts on the ratios. These factors were partly offset by net income (net of dividends), common share issuances under the Stock Option Plan, and the removal of the Bank's own credit spread. Furthermore, the $500 million issuance of medium-term notes had a favourable impact on the Total capital ratio.

As at July 31, 2024, the leverage ratio was 4.4%, unchanged from October 31, 2023, as growth in total exposure was offset by growth in Tier 1 capital.

As at July 31, 2024, the Bank's TLAC ratio and TLAC leverage ratio were, respectively, 29.7% and 8.3% compared to 29.2% and 8.0%, respectively, as at October 31, 2023. The increases in both the TLAC and TLAC leverage ratios are primarily explained by the net issuances of instruments that met the TLAC eligibility criteria during the period.

During the quarter and nine-month period ended July 31, 2024, the Bank was compliant with all of OSFI's regulatory capital, leverage, and TLAC requirements.

Regulatory Capital[(1)], Leverage Ratio[(1)] and TLAC[(2)]

(millions of Canadian dollars)	As at July 31, 2024	As at October 31, 2023
Capital		
CET1	**18,705**	16,920
Tier 1	**21,855**	20,068
Total	**23,432**	21,056
Risk-weighted assets	**138,918**	125,592
Total exposure	**499,963**	456,478
Capital ratios		
CET1	**13.5 %**	13.5 %
Tier 1	**15.7 %**	16.0 %
Total	**16.9 %**	16.8 %
Leverage ratio	**4.4 %**	4.4 %
Available TLAC	**41,295**	36,732
TLAC ratio	**29.7 %**	29.2 %
TLAC leverage ratio	**8.3 %**	8.0 %

(1) Capital, risk-weighted assets, total exposure, the capital ratios, and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI's *Capital Adequacy Requirements Guideline* and *Leverage Requirements Guideline*.
(2) Available TLAC, the TLAC ratio, and the TLAC leverage ratio are calculated in accordance with OSFI's *Total Loss Absorbing Capacity Guideline*.

Public Disclosure Requirements for Global Systemically Important Banks

The BCBS developed an assessment methodology and additional loss absorbency requirements as well as indicators to be used by the BCBS and the Financial Stability Board to evaluate Global Systemically Important Banks (G-SIBs). The annual public disclosure requirements apply to large, globally active banks.

The most recent version of OSFI's advisory entitled *Global Systemically Important Banks – Public Disclosure Requirements* regarding implementation of public disclosure requirements for G-SIBs in Canada took effect in 2022. Canadian banks, including the Bank, that have not been designated as G-SIBs and that have total exposure (as calculated using the Basel III leverage ratio) greater than 200 billion euros at fiscal year-end must publish the indicators annually. The indicators are calculated and presented in accordance with specific BCBS guidelines, which are updated annually. Consequently, the values obtained may not be comparable to the other measures presented in this report. The following table presents the indicators used in the BCBS's assessment methodology for evaluating G-SIBs.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 29

Management's Discussion and Analysis
Capital Management

Indicators – Global Systemically Important Banks (G-SIBs)(1)

(millions of Canadian dollars) As at October 31

Category	Indicators	2023	2022
Cross-jurisdictional activity(2)	Cross-jurisdictional claims	117,016	97,929
	Cross-jurisdictional liabilities	90,476	75,961
Size(3)	Total exposures as defined for use in the Basel III leverage ratio(4)	459,090	429,692
Interconnectedness(5)	Intra-financial system assets(4)	73,022	66,590
	Intra-financial system liabilities(4)	38,238	42,806
	Securities outstanding(4)	109,831	105,572
Substitutability / financial institutions infrastructure(6)	Payment activity(7)	16,801,902	17,366,801
	Assets under custody	652,463	615,973
	Underwritten transactions in debt and equity markets	31,821	26,017
	Trading volume(8)		
	Fixed-income securities(8)	845,554	829,877
	Equities and other securities(8)	1,124,984	1,335,166
Complexity(9)	Notional amount of over-the-counter derivative financial instruments(4)	1,847,636	1,816,770
	Trading and investment securities(10)	54,740	49,493
	Level 3 financial assets(4)	1,226	1,128

(1) The G-SIB indicators are prepared using the methodology prescribed in the BCBS guidelines published in July 2018 and are calculated using the specific instructions updated by the BCBS each year.
(2) Represents the Bank's level of interaction outside Canada.
(3) Represents the Bank's total on-and-off balance sheet exposures, as determined by OSFI's Basel III leverage ratio rules before regulatory adjustments.
(4) Includes insurance activities.
(5) Represents transactions with other financial institutions.
(6) Represents the extent to which the Bank's services could be substituted by other institutions.
(7) For the fiscal years ended October 31, 2023 and 2022.
(8) This indicator consists of two sub-indicators: fixed-income securities as well as equities and other securities.
(9) Includes the level of complexity and volume of the Bank's trading activities represented through derivative financial instruments, trading securities, investment securities, and Level 3 financial assets.
(10) The amount as at October 31, 2023 has been revised compared to that previously presented.

Risk Management

Risk-taking is intrinsic to a financial institution's business. The Bank views risk as an integral part of its development and the diversification of its activities. It advocates a risk management approach that is consistent with its business strategy. The Bank voluntarily exposes itself to certain risk categories, particularly credit and market risk, in order to generate revenue. It also assumes certain risks that are inherent to its activities—to which it does not choose to expose itself—and that do not generate revenue, i.e., mainly operational risks.

Despite the exercise of stringent risk management and existing mitigation measures, risk cannot be eliminated entirely, and residual risks may occasionally cause losses. Certain risks are discussed hereafter. For additional information, see the Risk Management section on pages 62 to 106 of the *2023 Annual Report*. Risk management information is also provided in Note 7 to the consolidated financial statements, which covers loans.

Credit Risk

Credit risk is the risk of incurring a financial loss if an obligor does not fully honour its contractual commitments to the Bank. Obligors may be debtors, issuers, counterparties, or guarantors. Credit risk is the most significant risk facing the Bank in the normal course of business.

Between March 2, 2022 and July 12, 2023, the Bank of Canada raised its policy rate ten times; the rate has thus risen from 0.25% to 5%. This rapid increase in rates, undertaken primarily to counter inflation in Canada, is putting pressure on the ability of borrowers to make payments, notably borrowers with variable-rate mortgages or for whom the mortgage term is up for renewal. Over the course of its last two announcements, which took place on June 5, 2024 and July 24, 2024, the Bank of Canada lowered its policy rate from 5% to 4.50%.

Regulatory Developments
The Bank closely monitors regulatory developments and participates actively in various consultative processes. For additional information about the regulatory context on October 31, 2023, see page 77 of the Risk Management section of the *2023 Annual Report*. In addition, since November 1, 2023, the below-described regulatory development should also be considered.

On February 5, 2024, the *Prohibition on the Purchase of Residential Property by Non-Canadians Act*, which was to be in effect until January 1, 2025, was extended until January 1, 2027.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
30

Management's Discussion and Analysis
Risk Management

The amounts in the following tables represent the Bank's maximum exposure to credit risk as at the financial reporting date without considering any collateral held or any other credit enhancements. These amounts do not include allowances for credit losses nor amounts pledged as collateral. The tables also exclude equity securities.

Maximum Credit Risk Exposure Under the Basel Asset Categories[1]

(millions of Canadian dollars)								As at July 31, 2024
	Drawn[2]	Undrawn commitments	Repo-style transactions[3]	Derivative financial instruments	Other off-balance-sheet items[4]	Total	Standardized Approach[5]	IRB Approach
Retail								
Residential mortgages	79,320	9,457	–	–	–	88,777	12 %	88 %
Qualifying revolving retail	3,250	11,557	–	–	–	14,807	– %	100 %
Other retail	17,093	2,749	–	–	35	19,877	14 %	86 %
	99,663	23,763	–	–	35	123,461		
Non-retail								
Corporate	94,515	31,711	44,044	306	8,516	179,092	16 %	84 %
Sovereign	67,358	6,270	75,557	–	269	149,454	3 %	97 %
Financial institutions	8,103	1,053	134,810	2,147	1,694	147,807	21 %	79 %
	169,976	39,034	254,411	2,453	10,479	476,353		
Trading portfolio	–	–	–	13,140	–	13,140	3 %	97 %
Securitization	4,653	–	–	–	5,444	10,097	92 %	8 %
Total – Gross credit risk	274,292	62,797	254,411	15,593	15,958	623,051	14 %	86 %
Standardized Approach[5]	38,365	1,256	38,979	2,261	5,916	86,777		
IRB Approach	235,927	61,541	215,432	13,332	10,042	536,274		
Total – Gross credit risk	274,292	62,797	254,411	15,593	15,958	623,051	14 %	86 %

(millions of Canadian dollars)								As at October 31, 2023
	Drawn[2]	Undrawn commitments	Repo-style transactions[3]	Derivative financial instruments	Other off-balance-sheet items[4]	Total	Standardized Approach[5]	IRB Approach
Retail								
Residential mortgages	77,073	9,094	–	–	–	86,167	12 %	88 %
Qualifying revolving retail	3,183	12,052	–	–	–	15,235	– %	100 %
Other retail	16,078	2,692	–	–	33	18,803	13 %	87 %
	96,334	23,838	–	–	33	120,205		
Non-retail								
Corporate	91,994	27,846	38,549	385	6,915	165,689	18 %	82 %
Sovereign	61,438	5,921	61,580	–	267	129,206	3 %	97 %
Financial institutions	6,719	1,002	98,222	3,013	1,506	110,462	23 %	77 %
	160,151	34,769	198,351	3,398	8,688	405,357		
Trading portfolio	–	–	–	13,778	–	13,778	2 %	98 %
Securitization	4,351	–	–	–	5,318	9,669	92 %	8 %
Total – Gross credit risk	260,836	58,607	198,351	17,176	14,039	549,009	15 %	85 %
Standardized Approach[5]	35,461	1,260	34,717	3,211	5,568	80,217		
IRB Approach	225,375	57,347	163,634	13,965	8,471	468,792		
Total – Gross credit risk	260,836	58,607	198,351	17,176	14,039	549,009	15 %	85 %

(1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2) Excludes equity securities and certain other assets such as investments in deconsolidated subsidiaries and joint ventures, right-of-use properties and assets, goodwill, deferred tax assets, and intangible assets.
(3) Securities purchased under reverse repurchase agreements and sold under repurchase agreements as well as securities loaned and borrowed.
(4) Letters of guarantee, documentary letters of credit, and securitized assets that represent the Bank's commitment to make payments in the event that an obligor cannot meet its financial obligations to third parties.
(5) Includes exposures to qualifying central counterparties (QCCP).

To meet OSFI's mortgage loan disclosure requirements, additional information has been provided in *Supplementary Financial Information – Third Quarter 2024* and in *Supplementary Regulatory Capital and Pillar 3 Disclosure – Third Quarter 2024,* which are available on the Bank's website at nbc.ca.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 31

Management's Discussion and Analysis
Risk Management

Market Risk

Market risk is the risk of losses arising from movements in market prices. The Bank is exposed to market risk through its participation in trading, investment, and asset/liability management activities. In recent years, the Bank has been operating in a volatile environment. The geopolitical landscape (notably the Russia-Ukraine war and the clashes between Israel and Hamas), inflation, climate change, and high interest rates continue to create uncertainty.

The following tables provide a breakdown of the Bank's Consolidated Balance Sheet into financial assets and liabilities by those that carry market risk and those that do not carry market risk, distinguishing between trading positions whose main risk measures are Value-at-Risk (VaR) and non-trading positions that use other risk measures.

Reconciliation of Market Risk With Consolidated Balance Sheet Items

(millions of Canadian dollars)					As at July 31, 2024
		Market risk measures			
	Balance sheet	Trading(1)	Non-trading(2)	Not subject to market risk	Non-traded risk primary risk sensitivity
Assets					
Cash and deposits with financial institutions	32,489	147	19,971	12,371	Interest rate(3)
Securities					
At fair value through profit or loss	115,993	113,153	2,840	–	Interest rate(3) and equity
At fair value through other comprehensive income	15,233	–	15,233	–	Interest rate(3) and equity(4)
At amortized cost	13,049	–	13,049	–	Interest rate(3)
Securities purchased under reverse repurchase agreements and securities borrowed	13,879	–	13,879	–	Interest rate(3)(5)
Loans and acceptances, net of allowances	239,549	14,185	225,364	–	Interest rate(3)
Derivative financial instruments	10,468	10,232	236	–	Interest rate and exchange rate
Defined benefit asset	607	–	607	–	Other
Other	12,666	520	–	12,146	
	453,933	138,237	291,179	24,517	
Liabilities					
Deposits	320,587	25,257	295,330	–	Interest rate(3)
Acceptances	137	–	137	–	Interest rate(3)
Obligations related to securities sold short	11,974	11,974	–	–	
Obligations related to securities sold under repurchase agreements and securities loaned	41,781	–	41,781	–	Interest rate(3)(5)
Derivative financial instruments	17,682	17,294	388	–	Interest rate and exchange rate
Liabilities related to transferred receivables	27,035	9,598	17,437	–	Interest rate(3)
Defined benefit liability	99	–	99	–	Other
Other	8,222	–	48	8,174	Interest rate(3)
Subordinated debt	1,254	–	1,254	–	Interest rate(3)
	428,771	64,123	356,474	8,174	

(1) Trading positions whose risk measure is total VaR. For additional information, see the table in the pages ahead and in the Market Risk section of the *2023 Annual Report* that shows the VaR distribution of the trading portfolios by risk category and their diversification effect.
(2) Non-trading positions that use other risk measures.
(3) For additional information, see the table in the pages ahead and in the Market Risk section of the *2023 Annual Report* that shows the VaR distribution of the trading portfolios by risk category and their diversification effect and the interest rate sensitivity table.
(4) The fair value of equity securities designated at fair value through other comprehensive income is presented in Notes 4 and 6 to the consolidated financial statements.
(5) These instruments are recorded at amortized cost and are subject to credit risk for capital management purposes. For trading-related transactions with maturities of more than one day, interest rate risk is included in the VaR measures.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
32

Management's Discussion and Analysis
Risk Management

(millions of Canadian dollars)					As at October 31, 2023[1]
		Market risk measures			
	Balance sheet	Trading[2]	Non-trading[3]	Not subject to market risk	Non-traded risk primary risk sensitivity
Assets					
Cash and deposits with financial institutions	35,234	685	24,950	9,599	Interest rate[4]
Securities					
At fair value through profit or loss	99,994	98,559	1,435	–	Interest rate[4] and equity[5]
At fair value through other comprehensive income	9,242	–	9,242	–	Interest rate[4] and equity[6]
Amortized cost	12,582	–	12,582	–	Interest rate[4]
Securities purchased under reverse repurchase agreements and securities borrowed	11,260	–	11,260	–	Interest rate[4][7]
Loans and acceptances, net of allowances	225,443	12,739	212,704	–	Interest rate[4]
Derivative financial instruments	17,516	16,349	1,167	–	Interest rate[8] and exchange rate[8]
Defined benefit asset	356	–	356	–	Other[9]
Other	11,850	544	–	11,306	
	423,477	128,876	273,696	20,905	
Liabilities					
Deposits	288,173	18,126	270,047	–	Interest rate[4]
Acceptances	6,627	–	6,627	–	Interest rate[4]
Obligations related to securities sold short	13,660	13,660	–	–	
Obligations related to securities sold under repurchase agreements and securities loaned	38,347	–	38,347	–	Interest rate[4][7]
Derivative financial instruments	19,888	19,145	743	–	Interest rate[8] and exchange rate[8]
Liabilities related to transferred receivables	25,034	9,507	15,527	–	Interest rate[4]
Defined benefit liability	94	–	94	–	Other[9]
Other	7,322	–	49	7,273	Interest rate[4]
Subordinated debt	748	–	748	–	Interest rate[4]
	399,893	60,438	332,182	7,273	

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) Trading positions whose risk measures are VaR as well as total SVaR. For additional information, see the table on the following page and in the Market Risk section of the *2023 Annual Report* that shows the VaR distribution of the trading portfolios by risk category and their diversification effect.
(3) Non-trading positions that use other risk measures.
(4) For additional information, see the table in the pages ahead and in the Market Risk section of the *2023 Annual Report* that shows the VaR distribution of the trading portfolios by risk category and their diversification effect and the interest rate sensitivity table.
(5) For additional information, see Note 6 to the audited annual consolidated financial statements for the year ended October 31, 2023.
(6) The fair value of equity securities designated at fair value through other comprehensive income is presented in Notes 4 and 6 to the consolidated financial statements.
(7) These instruments are recorded at amortized cost and are subject to credit risk for capital management purposes. For trading-related transactions with maturities of more than one day, interest rate risk is included in the VaR and SVaR measures.
(8) For additional information, see Notes 16 and 17 to the audited annual consolidated financial statements for the year ended October 31, 2023.
(9) For additional information, see Note 23 to the audited annual consolidated financial statements for the year ended October 31, 2023.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
33

Trading Activities The table below shows the VaR distribution of trading portfolios by risk category and their diversification effect. VaR of Trading Portfolios (1)(2) (millions of Canadian dollars) Quarter ended Nine months ended July 31, 2023 July 31, 2024 July 31, 2023 April 30, 2024 July 31, 2024 Average Average Period end Average Period end Average Period end Average High Low (6.9) (8.9) (7.0) (7.5) (10.1) (10.2) (6.7) (8.5) (11.8) (5.9) Interest rate (2.4) (2.0) (3.3) (2.9) (1.5) (1.9) (1.5) (1.7) (3.1) (0.7) Exchange rate (7.5) (5.6) (5.8) (7.8) (4.5) (5.0) (3.3) (3.4) (5.5) (1.8) Equity (1.2) (1.5) (1.5) (1.3) (1.5) (1.4) (1.0) (1.2) (1.6) (0.9) Commodity 8.9 7.2 7.8 9.5 7.4 7.4 6.6 5.9 n.m. n.m. Diversification effect (3) (9.1) (10.8) (9.8) (10.0) (10.2) (11.1) (5.9) (8.9) (11.7) (5.9) Total trading VaR n.m. Computation of a diversification effect for the high and low is not meaningful, as highs and lows may occur on different days and be attributable to different types of risk. (1) See the Glossary section on pages 49 to 52 for details on the composition of these measures. (2) Amounts are presented on a pre - tax basis and represent one - day VaR using a 99% confidence level. (3) The total trading VaR is less than the sum of the individual risk factor VaR results due to the diversification effect. The average total trading VaR decreased from $11.1 million to $8.9 million between the second quarter and third quarter of 2024, mainly due to a decrease in both interest rate risk and equity risk. Daily Trading and Underwriting Revenues The following chart shows daily trading and underwriting revenues and VaR. During the quarter ended July 31, 2024, daily trading and underwriting revenues were positive on all the days. Quarter Ended July 31, 2024 (millions of Canadian dollars) 28 26 24 22 20 18 16 14 12 10 8 6 4 2 0 (2) (4) (6) (8) (10) (12) (14) (16) May 2024 June 2024 July 2024 Trading and underwriting revenues VaR

Management's Discussion and Analysis
Risk Management

Interest Rate Sensitivity – Non-Trading Activities (Before Tax)
The following table presents the potential before-tax impact of an immediate and sustained 100-basis-point increase or of an immediate and sustained 100-basis-point decrease in interest rates on the economic value of equity and on the net interest income of the Bank's non-trading portfolios for the next 12 months, assuming no further hedging is undertaken.

(millions of Canadian dollars)			As at July 31, 2024			As at October 31, 2023
	Canadian dollar	Other currencies	Total	Canadian dollar	Other currencies	Total
Impact on equity						
100-basis-point increase in the interest rate	(320)	(46)	(366)	(297)	2	(295)
100-basis-point decrease in the interest rate	297	42	339	272	7	279
Impact on net interest income						
100-basis-point increase in the interest rate	93	(13)	80	73	1	74
100-basis-point decrease in the interest rate	(121)	7	(114)	(103)	1	(102)

Liquidity and Funding Risk

Liquidity and funding risk is the risk that the Bank will be unable to honour daily cash and financial obligations without resorting to costly and untimely measures. Liquidity and funding risk arises when sources of funds become insufficient to meet scheduled payments under the Bank's commitments.

Liquidity risk stems from mismatched cash flows related to assets and liabilities as well as the characteristics of certain products such as credit commitments and non-fixed-term deposits.

Funding risk is defined as the risk to the Bank's ongoing ability to raise sufficient funds to finance actual or proposed business activities on an unsecured or secured basis at an acceptable price. The funding management priority is to achieve an optimal balance between deposits, securitization, secured funding, and unsecured funding. This brings optimal stability to the funding and reduces vulnerability to unpredictable events.

Regulatory Developments
The Bank continues to closely monitor regulatory developments and participates actively in various consultative processes. For additional information about the regulatory context as at October 31, 2023, refer to page 91 of the Risk Management section in the *2023 Annual Report*. Since November 1, 2023, the below-described regulatory development should also be considered.

On October 31, 2023, OSFI announced its decision on reviewing the *Liquidity Adequacy Requirements (LAR) Guideline* with respect to wholesale funding sources with retail-like characteristics, specifically high-interest savings account exchange-traded funds (HISA ETFs). OSFI determined these sources to be unsecure wholesale funding provided by other legal entities. Despite some retail-like characteristics and term agreements with depositors, the fact that these products are held directly by fund managers led OSFI to conclude that a 100% run-off factor for these products was appropriate. As a result, deposit-taking institutions exposed to such funding must hold sufficient high-quality liquid assets to support all HISA ETF balances that can be withdrawn within 30 days. Since January 31, 2024, all deposit-taking institutions have transitioned the measurement and related reporting to the run-off treatment specified in the LAR. Moreover, changes for reporting the LCR were calculated retrospectively to the start of the first quarter to account for daily fluctuations in the ratio (November 1, 2023 for the Bank).

Liquidity Management
Liquid Assets
To protect depositors and creditors from unexpected crisis situations, the Bank holds a portfolio of unencumbered liquid assets that can be readily liquidated to meet financial obligations. The majority of the unencumbered liquid assets are held in Canadian or U.S. dollars. Moreover, all assets that can be quickly monetized are considered liquid assets. The Bank's liquidity reserves do not factor in the availability of the emergency liquidity facilities of central banks. The following tables provide information on the Bank's encumbered and unencumbered assets.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 35

Management's Discussion and Analysis
Risk Management

Liquid Asset Portfolio[1]

(millions of Canadian dollars)					As at July 31, 2024	As at October 31, 2023
	Bank-owned liquid assets[2]	Liquid assets received[3]	Total liquid assets	Encumbered liquid assets[4]	Unencumbered liquid assets	Unencumbered liquid assets
Cash and deposits with financial institutions	32,489	–	32,489	9,665	22,824	25,944
Securities						
Issued or guaranteed by the Canadian government, U.S. Treasury, other U.S. agencies and other foreign governments	37,948	51,123	89,071	53,813	35,258	29,062
Issued or guaranteed by Canadian provincial and municipal governments	13,980	7,234	21,214	13,617	7,597	6,403
Other debt securities	6,670	3,845	10,515	2,745	7,770	10,095
Equity securities	85,677	49,822	135,499	92,105	43,394	27,253
Loans						
Securities backed by insured residential mortgages	14,863	–	14,863	6,420	8,443	6,140
As at July 31, 2024	191,627	112,024	303,651	178,365	125,286	
As at October 31, 2023	169,888	87,919	257,807	152,910		104,897

(millions of Canadian dollars)	As at July 31, 2024	As at October 31, 2023
Unencumbered liquid assets by entity		
National Bank (parent)	77,407	55,626
Domestic subsidiaries	11,889	10,013
Foreign subsidiaries and branches	35,990	39,258
	125,286	104,897

(millions of Canadian dollars)	As at July 31, 2024	As at October 31, 2023
Unencumbered liquid assets by currency		
Canadian dollar	62,163	51,882
U.S. dollar	54,880	35,243
Other currencies	8,243	17,772
	125,286	104,897

Liquid Asset Portfolio[1] **– Average**[5]

(millions of Canadian dollars)						Quarter ended
					July 31, 2024	October 31, 2023
	Bank-owned liquid assets[2]	Liquid assets received[3]	Total liquid assets	Encumbered liquid assets[4]	Unencumbered liquid assets	Unencumbered liquid assets
Cash and deposits with financial institutions	31,233	–	31,233	9,967	21,266	27,651
Securities						
Issued or guaranteed by the Canadian government, U.S. Treasury, other U.S. agencies and other foreign governments	41,191	50,975	92,166	57,963	34,203	23,902
Issued or guaranteed by Canadian provincial and municipal governments	14,566	7,147	21,713	15,061	6,652	8,214
Other debt securities	7,311	3,876	11,187	3,021	8,166	10,350
Equity securities	86,737	51,109	137,846	93,285	44,561	32,820
Loans						
Securities backed by insured residential mortgages	13,739	–	13,739	6,172	7,567	5,342
	194,777	113,107	307,884	185,469	122,415	108,279

(1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2) Bank-owned liquid assets include assets for which there are no legal or geographic restrictions.
(3) Securities received as collateral with respect to securities financing and derivative transactions and securities purchased under reverse repurchase agreements and securities borrowed.
(4) In the normal course of its funding activities, the Bank pledges assets as collateral in accordance with standard terms. Encumbered liquid assets include assets used to cover short sales, obligations related to securities sold under repurchase agreements and securities loaned, guarantees related to security-backed loans and borrowings, collateral related to derivative financial instrument transactions, asset-backed securities, and liquid assets legally restricted from transfers.
(5) The average is based on the sum of the end-of-period balances of the three months of the quarter divided by three.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
36

Management's Discussion and Analysis
Risk Management

Summary of Encumbered and Unencumbered Assets[1]

(millions of Canadian dollars)						As at July 31, 2024
		Encumbered assets[2]		Unencumbered assets	Total	Encumbered assets as a % of total assets
	Pledged as collateral	Other[3]	Available as collateral	Other[4]		
Cash and deposits with financial institutions	551	9,114	22,824	–	32,489	2.1
Securities	52,162	–	92,113	–	144,275	11.5
Securities purchased under reverse repurchase agreements and securities borrowed	–	11,973	1,906	–	13,879	2.7
Loans and acceptances, net of allowances	37,858	–	8,443	193,248	239,549	8.3
Derivative financial instruments	–	–	–	10,468	10,468	–
Investments in associates and joint ventures	–	–	–	38	38	–
Premises and equipment	–	–	–	1,830	1,830	–
Goodwill	–	–	–	1,521	1,521	–
Intangible assets	–	–	–	1,227	1,227	–
Other assets	–	–	–	8,657	8,657	–
	90,571	21,087	125,286	216,989	453,933	24.6

(millions of Canadian dollars)						As at October 31, 2023[5]
		Encumbered assets[2]		Unencumbered assets	Total	Encumbered assets as a % of total assets
	Pledged as collateral	Other[3]	Available as collateral	Other[4]		
Cash and deposits with financial institutions	449	8,841	25,944	–	35,234	2.2
Securities	49,005	–	72,813	–	121,818	11.6
Securities purchased under reverse repurchase agreements and securities borrowed	–	11,260	–	–	11,260	2.6
Loans and acceptances, net of allowances	36,705	–	6,140	182,598	225,443	8.7
Derivative financial instruments	–	–	–	17,516	17,516	–
Investments in associates and joint ventures	–	–	–	49	49	–
Premises and equipment	–	–	–	1,592	1,592	–
Goodwill	–	–	–	1,521	1,521	–
Intangible assets	–	–	–	1,256	1,256	–
Other assets	–	–	–	7,788	7,788	–
	86,159	20,101	104,897	212,320	423,477	25.1

(1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2) In the normal course of its funding activities, the Bank pledges assets as collateral in accordance with standard terms. Encumbered assets include assets used to cover short sales, obligations related to securities sold under repurchase agreements and securities loaned, guarantees related to security-backed loans and borrowings, collateral related to derivative financial instrument transactions, asset-backed securities, residential mortgage loans securitized and transferred under the Canada Mortgage Bond program, assets held in consolidated trusts supporting the Bank's funding activities, and mortgage loans transferred under the covered bond program.
(3) Other encumbered assets include assets for which there are restrictions and that cannot therefore be used for collateral or funding purposes as well as assets used to cover short sales.
(4) Other unencumbered assets are assets that cannot be used for collateral or funding purposes in their current form. This category includes assets that are potentially eligible as funding program collateral (e.g., mortgages insured by the Canada Mortgage and Housing Corporation that can be securitized into mortgage-backed securities under the *National Housing Act* (Canada)).
(5) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.

Liquidity Coverage Ratio

The liquidity coverage ratio (LCR) was introduced primarily to ensure that banks could withstand periods of severe short-term stress. LCR is calculated by dividing the total amount of high-quality liquid assets (HQLA) by the total amount of net cash outflows. OSFI requires Canadian banks to maintain a minimum LCR of 100%. An LCR above 100% ensures that banks are holding sufficient high-quality liquid assets to cover net cash outflows given a severe, 30-day liquidity crisis. The assumptions underlying the LCR scenario are established by the BCBS and OSFI's *Liquidity Adequacy Requirements Guideline*.

The table on the following page provides average LCR data calculated using the daily figures in the quarter. For the quarter ended July 31, 2024, the Bank's average LCR was 152%, well above the 100% regulatory requirement and demonstrating the Bank's solid short-term liquidity position.

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Report to Shareholders, Third Quarter 2024
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Management's Discussion and Analysis
Risk Management

LCR Disclosure Requirements[1][2]

(millions of Canadian dollars)			Quarter ended
		July 31, 2024	April 30, 2024
	Total unweighted value[3] (average)	Total weighted value[4] (average)	Total weighted value[4] (average)
High-quality liquid assets (HQLA)			
Total HQLA	n.a.	80,724	79,455
Cash outflows			
Retail deposits and deposits from small business customers, of which:	63,738	5,774	5,568
Stable deposits	27,654	829	819
Less stable deposits	36,084	4,945	4,749
Unsecured wholesale funding, of which:	114,333	64,409	64,834
Operational deposits (all counterparties) and deposits in networks of cooperative banks	35,127	8,602	7,706
Non-operational deposits (all counterparties)	70,848	47,357	46,781
Unsecured debt	8,358	8,450	10,347
Secured wholesale funding	n.a.	23,448	23,043
Additional requirements, of which:	73,946	19,152	17,265
Outflows related to derivative exposures and other collateral requirements	25,211	10,901	9,358
Outflows related to loss of funding on secured debt securities	1,641	1,635	1,548
Backstop liquidity and credit enhancement facilities and commitments to extend credit	47,094	6,616	6,359
Other contractual commitments to extend credit	2,550	731	1,061
Other contingent commitments to extend credit	153,374	2,105	2,072
Total cash outflows	n.a.	115,619	113,843
Cash inflows			
Secured lending (e.g., reverse repos)	131,039	27,808	29,556
Inflows from fully performing exposures	12,382	8,481	7,893
Other cash inflows	25,561	25,531	24,366
Total cash inflows	168,982	61,820	61,815
		Total adjusted value[5]	Total adjusted value[5]
Total HQLA		80,724	79,455
Total net cash outflows		53,799	52,028
Liquidity coverage ratio (%)[6]		152 %	155 %

n.a. Not applicable
(1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2) OSFI prescribed a table format in order to standardize disclosure throughout the banking industry.
(3) Unweighted values are calculated as outstanding balances maturing or callable within 30 days (for cash inflows and outflows).
(4) Weighted values are calculated after the application of respective haircuts (for HQLA) or inflow and outflow rates.
(5) Total adjusted values are calculated after the application of both haircuts and inflow and outflow rates and any applicable caps.
(6) The data in this table is calculated using averages of the daily figures in the quarter.

As at July 31, 2024, Level 1 liquid assets represented 86% of the Bank's HQLA, which includes cash, central bank deposits, and bonds issued or guaranteed by the Canadian government and Canadian provincial governments.

Cash outflows arise from the application of OSFI-prescribed assumptions on deposits, debt, secured funding, commitments and additional collateral requirements. The cash outflows are partly offset by cash inflows, which come mainly from secured loans and performing loans. The Bank expects some quarter-over-quarter variation between reported LCRs without such variation being necessarily indicative of a trend. The variation between the quarter ended July 31, 2024 and the preceding quarter was a result of normal business operations. The Bank's liquid asset buffer is well in excess of its total net cash outflows.

The LCR assumptions differ from the assumptions used for the liquidity disclosures presented in the tables on the previous pages or those used for internal liquidity management rules. While the liquidity disclosure framework is prescribed by the EDTF, the Bank's internal liquidity metrics use assumptions that are calibrated according to its business model and experience.

Net Stable Funding Ratio

The BCBS has developed the net stable funding ratio (NSFR) to promote a more resilient banking sector. The NSFR requires institutions to maintain a stable funding profile in relation to the composition of their assets and off-balance-sheet activities. A viable funding structure is intended to reduce the likelihood that disruptions to an institution's regular sources of funding would erode its liquidity position in a way that would increase the risk of its failure and potentially lead to broader systemic stress. The NSFR is calculated by dividing available stable funding by required stable funding. OSFI has been requiring Canadian banks to maintain a minimum NSFR of 100%.

National Bank of Canada
Report to Shareholders, Third Quarter 2024 | 38

Management's Discussion and Analysis
Risk Management

The following table provides the available stable funding and required stable funding in accordance with OSFI's *Liquidity Adequacy Requirements Guideline*. As at July 31, 2024, the Bank's NSFR was 120%, well above the 100% regulatory requirement and demonstrating the Bank's solid long-term liquidity position.

NSFR Disclosure Requirements[(1)(2)]

(millions of Canadian dollars)					As at July 31, 2024	As at April 30, 2024
	Unweighted value by residual maturity					
	No maturity	6 months or less	Over 6 months to 1 year	Over 1 year	Weighted value[(3)]	Weighted value[(3)]
Available Stable Funding (ASF) Items						
Capital:	25,355	–	–	1,254	26,610	25,724
Regulatory capital	25,355	–	–	1,254	26,610	25,724
Other capital instruments	–	–	–	–	–	–
Retail deposits and deposits from small business customers:	57,284	16,181	7,594	28,804	102,165	99,917
Stable deposits	25,540	5,616	4,054	8,325	41,773	41,776
Less stable deposits	31,744	10,565	3,540	20,479	60,392	58,141
Wholesale funding:	80,451	87,317	27,082	52,396	118,597	115,278
Operational deposits	35,355	–	–	–	17,678	16,765
Other wholesale funding	45,096	87,317	27,082	52,396	100,919	98,513
Liabilities with matching interdependent assets[(4)]	–	2,433	2,533	22,069	–	–
Other liabilities[(5)]:	16,202		15,050		835	750
NSFR derivative liabilities[(5)]	n.a.		4,764		n.a.	n.a.
All other liabilities and equity not included in the above categories	16,202	2,904	224	7,158	835	750
Total ASF	n.a.	n.a.	n.a.	n.a.	248,207	241,669
Required Stable Funding (RSF) Items						
Total NSFR high-quality liquid assets (HQLA)	n.a.	n.a.	n.a.	n.a.	10,254	7,937
Deposits held at other financial institutions for operational purposes	–	–	–	–	–	–
Performing loans and securities:	66,796	88,727	29,828	98,251	166,477	164,812
Performing loans to financial institutions secured by Level 1 HQLA	94	1,361	108	–	258	412
Performing loans to financial institutions secured by non-Level-1 HQLA and unsecured performing loans to financial institutions	6,792	51,640	3,756	1,459	10,534	8,513
Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and PSEs, of which:	34,251	26,318	17,670	34,544	82,729	82,848
With a risk weight of less than or equal to 35% under the Basel II Standardized Approach for credit risk	610	1,604	527	73	1,510	4,206
Performing residential mortgages, of which:	9,131	7,322	8,048	60,083	55,862	55,474
With a risk weight of less than or equal to 35% under the Basel II Standardized Approach for credit risk	9,131	7,322	8,048	60,083	55,862	55,474
Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	16,528	2,086	246	2,165	17,094	17,565
Assets with matching interdependent liabilities[(4)]	–	2,433	2,533	22,069	–	–
Other assets[(5)]:	7,091		33,086		24,567	24,419
Physical traded commodities, including gold	551	n.a.	n.a.	n.a.	551	506
Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs[(5)]	n.a.		12,646		10,750	11,146
NSFR derivative assets[(5)]	n.a.		1,091		–	–
NSFR derivative liabilities before deduction of the variation margin posted[(5)]	n.a.		12,228		611	678
All other assets not included in the above categories	6,540	3,588	1,869	1,664	12,655	12,089
Off-balance-sheet items[(5)]	n.a.		123,388		4,686	4,545
Total RSF	n.a.	n.a.	n.a.	n.a.	205,984	201,713
Net Stable Funding Ratio (%)	n.a.	n.a.	n.a.	n.a.	120 %	120 %

n.a. Not applicable
(1) See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2) OSFI prescribed a table format in order to standardize disclosure throughout the banking industry.
(3) Weighted values are calculated after application of the weightings set out in OSFI's *Liquidity Adequacy Requirements Guideline*.
(4) As per OSFI's specifications, liabilities arising from transactions involving the Canada Mortgage Bond program and their corresponding encumbered mortgages are given ASF and RSF weights of 0%, respectively.
(5) As per OSFI's specifications, there is no need to differentiate by maturities.

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Report to Shareholders, Third Quarter 2024
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Management's Discussion and Analysis
Risk Management

The NSFR represents the amount of ASF relative to the amount of RSF. ASF is defined as the portion of capital and liabilities expected to be reliable over the time horizon considered by the NSFR, which extends to one year. The amount of RSF of a specific institution is a function of the liquidity characteristics and residual maturities of the various assets held by that institution as well as those of its off-balance-sheet exposures. The ASF and RSF amounts are calibrated to reflect the degree of stability of liabilities and liquidity of assets. The Bank expects some quarter-over-quarter variation between reported NSFRs without such variation being necessarily indicative of a long-term trend.

The NSFR assumptions differ from the assumptions used for the liquidity disclosures provided in the tables on the preceding pages or those used for internal liquidity management rules. While the liquidity disclosure framework is prescribed by the EDTF, the Bank's internal liquidity metrics use assumptions that are calibrated according to its business model and experience.

Funding

The Bank continuously monitors and analyzes market trends as well as possibilities for accessing less expensive and more flexible funding, considering both the risks and opportunities observed. The deposit strategy remains a priority for the Bank, which continues to prefer deposits to institutional funding.

The table below presents the residual contractual maturities of the Bank's wholesale funding. The information has been presented in accordance with the categories recommended by the EDTF working group for comparison purposes with other banks.

Residual Contractual Maturities of Wholesale Funding[1]

(millions of Canadian dollars)								As at July 31, 2024
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 12 months	Subtotal 1 year or less	Over 1 year to 2 years	Over 2 years	Total
Deposits from banks[2]	456	53	–	139	648	–	–	648
Certificates of deposit and commercial paper[3]	2,503	4,064	7,425	13,840	27,832	–	–	27,832
Senior unsecured medium-term notes[4][5]	2,448	460	2,429	4,020	9,357	3,270	11,729	24,356
Senior unsecured structured notes	–	–	34	6	40	1,197	3,846	5,083
Covered bonds and asset-backed securities								
Mortgage securitization	–	583	1,610	2,539	4,732	3,508	18,795	27,035
Covered bonds	–	–	352	1,489	1,841	1,342	6,884	10,067
Securitization of credit card receivables	–	–	49	–	49	–	–	49
Subordinated liabilities[6]	–	–	–	–	–	–	1,254	1,254
	5,407	5,160	11,899	22,033	44,499	9,317	42,508	96,324
Secured funding	–	583	2,011	4,028	6,622	4,850	25,679	37,151
Unsecured funding	5,407	4,577	9,888	18,005	37,877	4,467	16,829	59,173
	5,407	5,160	11,899	22,033	44,499	9,317	42,508	96,324
As at October 31, 2023	3,337	6,616	15,200	6,868	32,021	12,347	34,370	78,738

(1) Bankers' acceptances are not included in this table.
(2) Deposits from banks include all non-negotiable term deposits from banks.
(3) Includes bearer deposit notes.
(4) Certificates of deposit denominated in euros are included in senior unsecured medium-term notes.
(5) Includes debts subject to bank recapitalization (bail-in) conversion regulations.
(6) Subordinated debt is presented in this table, but the Bank does not consider it as part of its wholesale funding.

As part of a comprehensive liquidity management framework, the Bank regularly reviews its contracts that stipulate that additional collateral could be required in the event of a downgrade of the Bank's credit rating. The Bank's liquidity position management approach already incorporates additional collateral requirements in the event of a one-notch to three-notch downgrade in credit rating. The table below presents the additional collateral requirements in the event of a one-, two-, or three-notch credit rating downgrade.

(millions of Canadian dollars)			As at July 31, 2024
	One-notch downgrade	Two-notch downgrade	Three-notch downgrade
Derivatives[1]	39	91	94

(1) Contractual requirements related to agreements known as initial margins and variation margins.

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Report to Shareholders, Third Quarter 2024
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Management's Discussion and Analysis
Risk Management

Residual Contractual Maturities of Balance Sheet Items and Off-Balance-Sheet Commitments

The following tables present balance sheet items and off-balance-sheet commitments by residual contractual maturity as at July 31, 2024 with comparative figures as at October 31, 2023. The information gathered from this maturity analysis is a component of liquidity and funding management. However, this maturity profile does not represent how the Bank manages its interest rate risk or its liquidity risk and funding needs. The Bank considers factors other than contractual maturity when assessing liquid assets or determining expected future cash flows.

In the normal course of business, the Bank enters into various off-balance-sheet commitments. The credit instruments used to meet the financing needs of its clients represent the maximum amount of additional credit the Bank could be obligated to extend if the commitments were fully drawn.

The Bank also has future minimum commitments under leases for premises as well as under other contracts, mainly commitments to purchase loans and contracts for outsourced information technology services. Most of the lease commitments are related to operating leases.

(millions of Canadian dollars)										As at July 31, 2024
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Assets										
Cash and deposits with financial institutions	22,133	629	552	268	392	–	–	–	8,515	32,489
Securities										
At fair value through profit or loss	226	752	696	846	864	5,787	11,183	10,593	85,046	115,993
At fair value through other comprehensive income	62	183	159	311	32	2,523	6,251	5,081	631	15,233
At amortized cost	69	1,107	1,023	253	752	2,047	6,730	1,068	–	13,049
	357	2,042	1,878	1,410	1,648	10,357	24,164	16,742	85,677	144,275
Securities purchased under reverse repurchase agreements and securities borrowed	3,486	2,335	776	86	1,880	690	–	–	4,626	13,879
Loans[1]										
Residential mortgage	1,825	1,954	3,136	3,390	4,535	22,594	45,264	9,730	529	92,957
Personal	760	959	1,369	1,652	1,885	8,086	12,510	6,045	13,685	46,951
Credit card									2,692	2,692
Business and government	12,948	5,012	5,014	4,332	3,647	11,527	18,041	6,635	30,951	98,107
Customers' liability under acceptances	98	39	–	–	–	–	–	–	–	137
Allowances for credit losses									(1,295)	(1,295)
	15,631	7,964	9,519	9,374	10,067	42,207	75,815	22,410	46,562	239,549
Other										
Derivative financial instruments	1,756	1,247	1,198	580	437	1,979	1,272	1,999	–	10,468
Investments in associates and joint ventures									38	38
Premises and equipment									1,830	1,830
Goodwill									1,521	1,521
Intangible assets									1,227	1,227
Other assets[1]	3,014	190	384	726	1,143	874	348	54	1,924	8,657
	4,770	1,437	1,582	1,306	1,580	2,853	1,620	2,053	6,540	23,741
	46,377	14,407	14,307	12,444	15,567	56,107	101,599	41,205	151,920	453,933

(1) Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
41

Management's Discussion and Analysis
Risk Management

(millions of Canadian dollars)									As at July 31, 2024
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Liabilities and equity										
Deposits[1][2]										
Personal	3,807	4,195	5,499	4,733	4,850	7,699	14,772	6,143	42,488	94,186
Business and government	33,141	11,044	15,209	16,561	6,567	7,452	31,354	6,164	93,423	220,915
Deposit-taking institutions	1,202	55	367	174	1,177	–	11	31	2,469	5,486
	38,150	15,294	21,075	21,468	12,594	15,151	46,137	12,338	138,380	320,587
Other										
Acceptances	98	39	–	–	–	–	–	–	–	137
Obligations related to securities sold short[3]	3	511	1,115	430	263	838	2,407	3,215	3,192	11,974
Obligations related to securities sold under repurchase agreements and securities loaned	25,147	2,568	1,036	3,452	–	891	–	–	8,687	41,781
Derivative financial instruments	1,512	1,362	1,838	1,698	406	1,535	5,624	3,707	–	17,682
Liabilities related to transferred receivables[4]	–	583	1,610	1,124	1,415	3,508	8,657	10,138	–	27,035
Securitization – Credit card[5]	–	–	49	–	–	–	–	–	–	49
Lease liabilities[5]	7	13	19	18	18	72	177	153	–	477
Other liabilities – Other items[1][5]	1,612	191	94	155	35	162	77	82	5,387	7,795
	28,379	5,267	5,761	6,877	2,137	7,006	16,942	17,295	17,266	106,930
Subordinated debt	–	–	–	–	–	–	–	1,254	–	1,254
Equity									25,162	25,162
	66,529	20,561	26,836	28,345	14,731	22,157	63,079	30,887	180,808	453,933
Off-balance-sheet commitments										
Letters of guarantee and documentary letters of credit	118	562	4,189	1,469	807	1,944	209	21	–	9,319
Credit card receivables[6]									10,322	10,322
Backstop liquidity and credit enhancement facilities[7]	–	–	15	5,552	15	–	–	–	4,591	10,173
Commitments to extend credit[8]	4,044	11,999	9,937	5,305	5,542	5,313	3,949	91	52,338	98,518
Obligations related to:										
Lease commitments[9]	–	1	1	1	1	5	5	–	–	14
Other contracts[10]	9	18	24	12	12	48	254	10	143	530

(1) Amounts payable upon demand or notice are considered to have no specified maturity.
(2) The *Deposits* item is presented in greater detail than it is on the Consolidated Balance Sheet.
(3) Amounts are disclosed according to the remaining contractual maturity of the underlying security.
(4) These amounts mainly include liabilities related to the securitization of mortgage loans.
(5) The *Other liabilities* item is presented in greater detail than it is on the Consolidated Balance Sheet.
(6) These amounts are unconditionally revocable at the Bank's discretion at any time.
(7) In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.
(8) These amounts include $48.3 billion that is unconditionally revocable at the Bank's discretion at any time.
(9) These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.
(10) These amounts include $27 million in contractual commitments related to the portion of the head office building under construction.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
42

Management's Discussion and Analysis
Risk Management

(millions of Canadian dollars)									As at October 31, 2023[1]	
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Assets										
Cash and deposits with financial institutions	25,374	448	354	50	216	–	–	–	8,792	35,234
Securities										
At fair value through profit or loss	694	258	1,663	1,758	2,260	3,667	10,823	12,813	66,058	99,994
At fair value through other comprehensive income	3	30	154	224	426	538	4,548	2,660	659	9,242
At amortized cost	4	158	508	338	1,399	4,110	4,713	1,352	–	12,582
	701	446	2,325	2,320	4,085	8,315	20,084	16,825	66,717	121,818
Securities purchased under reverse repurchase agreements and securities borrowed	2,275	1,641	716	72	416	693	–	–	5,447	11,260
Loans[2]										
Residential mortgage	1,409	1,250	1,990	3,126	2,990	15,339	51,112	9,089	542	86,847
Personal	613	637	1,060	1,271	1,396	6,258	15,656	5,713	13,754	46,358
Credit card									2,603	2,603
Business and government	21,406	4,262	4,007	3,204	2,783	6,695	11,322	5,414	25,099	84,192
Customers' liability under acceptances	6,191	373	50	13	–	–	–	–	–	6,627
Allowances for credit losses									(1,184)	(1,184)
	29,619	6,522	7,107	7,614	7,169	28,292	78,090	20,216	40,814	225,443
Other										
Derivative financial instruments	2,040	1,982	1,367	1,197	611	1,696	2,399	6,224	–	17,516
Investments in associates and joint ventures									49	49
Premises and equipment									1,592	1,592
Goodwill									1,521	1,521
Intangible assets									1,256	1,256
Other assets[2]	2,639	774	166	1,206	547	598	252	115	1,491	7,788
	4,679	2,756	1,533	2,403	1,158	2,294	2,651	6,339	5,909	29,722
	62,648	11,813	12,035	12,459	13,044	39,594	100,825	43,380	127,679	423,477

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
43

Management's Discussion and Analysis
Risk Management

(millions of Canadian dollars)									As at October 31, 2023[1]	
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Liabilities and equity										
Deposits[(2)(3)]										
Personal	4,648	3,722	4,491	6,056	5,145	8,398	11,635	4,164	39,624	87,883
Business and government	32,642	10,044	17,495	4,271	3,498	9,127	15,768	5,058	99,425	197,328
Deposit-taking institutions	646	408	32	109	18	8	15	33	1,693	2,962
	37,936	14,174	22,018	10,436	8,661	17,533	27,418	9,255	140,742	288,173
Other										
Acceptances	6,191	373	50	13	–	–	–	–	–	6,627
Obligations related to securities sold short[(4)]	35	155	129	73	76	347	2,332	4,123	6,390	13,660
Obligations related to securities sold under repurchase agreements and securities loaned	23,041	2,719	1,040	3,467	–	274	–	–	7,806	38,347
Derivative financial instruments	1,912	2,697	1,186	1,086	467	2,415	3,068	7,057	–	19,888
Liabilities related to transferred receivables[(5)]	–	1,760	829	2,142	618	3,915	8,678	7,092	–	25,034
Securitization – Credit card[(6)]	–	–	–	–	–	48	–	–	–	48
Lease liabilities[(6)]	9	28	25	24	23	83	197	128	–	517
Other liabilities – Other items[(2)(6)]	1,417	306	174	7	27	37	58	105	4,720	6,851
	32,605	8,038	3,433	6,812	1,211	7,119	14,333	18,505	18,916	110,972
Subordinated debt	–	–	–	–	–	–	–	748	–	748
Equity									23,584	23,584
	70,541	22,212	25,451	17,248	9,872	24,652	41,751	28,508	183,242	423,477
Off-balance-sheet commitments										
Letters of guarantee and documentary letters of credit	89	1,287	1,975	2,185	1,490	1,165	255	50	–	8,496
Credit card receivables[(7)]									9,802	9,802
Backstop liquidity and credit enhancement facilities[(8)]	–	15	5,552	15	–	–	–	–	4,519	10,101
Commitments to extend credit[(9)]	3,186	10,675	8,445	7,562	4,316	4,579	3,312	39	48,592	90,706
Obligations related to:										
Lease commitments[(10)]	1	1	1	2	2	6	7	1	–	21
Other contracts[(11)]	11	22	34	33	36	46	138	13	127	460

(1) Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2) Amounts payable upon demand or notice are considered to have no specified maturity.
(3) The *Deposits* item is presented in greater detail than it is on the Consolidated Balance Sheet.
(4) Amounts are disclosed according to the remaining contractual maturity of the underlying security.
(5) These amounts mainly include liabilities related to the securitization of mortgage loans.
(6) The *Other liabilities* item is presented in greater detail than it is on the Consolidated Balance Sheet.
(7) These amounts are unconditionally revocable at the Bank's discretion at any time.
(8) In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.
(9) These amounts include $46.7 billion that is unconditionally revocable at the Bank's discretion at any time.
(10) These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.
(11) These amounts include $0.1 billion in contractual commitments related to the portion of the head office building under construction.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
44

Management's Discussion and Analysis
Risk Management

Regulatory Compliance Risk

As part of the transition related to the interest rate benchmark reform, in Canada, publication of CDOR (Canadian Dollar Offered Rate) was discontinued on June 28, 2024 and was replaced by the CORRA (Canadian Overnight Repo Rate Average) rate. A forward-looking rate, the 1-month and 3-month Term CORRA has also been available for certain financial products since September 5, 2023. As at July 31, 2024, the transition project was progressing according to schedule. For additional information, see Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Environmental and Social Risk

Environmental and social risk is the possibility that environmental and social matters would result in a financial loss for the Bank or affect its business activities. For additional information on the ways the Bank addresses and mitigates these risks, see *the Environmental and Social Risk* section on pages 105 and 106 of the Bank's *2023 Annual Report.*

Regulatory Developments
On March 13, 2024, the Canadian Sustainability Standards Board (CSSB) published its first set of proposed Canadian Sustainability Disclosure Standards (CSDS) in the form of exposure drafts. CSDS 1 *General Requirements for Disclosure of Sustainability-related Financial Information* and CSDS 2 *Climate-related Disclosures* are aligned with IFRS S1 and S2 but propose a later effective date and extend transition relief for certain disclosure requirements. CSDS will be applicable to D-SIBs at the end of fiscal 2026, and transitional relief measures will postpone certain disclosure requirements to the end of fiscal 2028. Disclosure under CSDS will be on a voluntary basis until mandated by the Canadian Securities Administrators (CSA).

On March 20, 2024, OSFI published a new version of guideline B-15 *Climate Risk Management,* the required disclosures of which more closely align with those of the International Sustainability Standards Board's final version of IFRS S2 *Climate-related Disclosures standard.* Most of the B-15 disclosure requirements will take effect for D-SIBs at the end of fiscal 2024, while other disclosure requirements will take effect in fiscal 2025 or later. At the same time, OSFI also released new *Climate Risk Returns* that will collect standardized data on emissions and exposures. The data collected by OSFI will support its climate risk supervisory activities.

The Bank is currently assessing the impact of the B-15 guideline and has an ongoing project to meet the requirements by the effective date. The Bank continues to monitor any updates and future developments.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
45

Management's Discussion and Analysis

Risk Disclosures

One of the purposes of the *2023 Annual Report,* the *Report to Shareholders – Third Quarter 2024,* and the related supplementary information documents is to provide transparent, high-quality risk disclosures in accordance with the recommendations made by the Financial Stability Board's EDTF group. The following table lists the references where users can find information that responds to the EDTF's 32 recommendations.

		Pages		
		2023 Annual Report	Report to Shareholders[(1)]	Supplementary Regulatory Capital and Pillar 3 Disclosure[(1)]
General				
1	Location of risk disclosures	12	46	
	Management's Discussion and Analysis	53 to 106, 119 and 121 to 123	24 to 45	
	Consolidated Financial Statements	Notes 1, 7, 16, 23 and 29	Notes 7 and 14	
	Supplementary Financial Information			22 to 32[(2)]
	Supplementary Regulatory Capital and Pillar 3 Disclosure			5 to 59
2	Risk terminology and risk measures	62 to 106		
3	Top and emerging risks	24 and 67 to 73	12, 30 to 45	
4	New key regulatory ratios	54 to 57, 91 and 95 to 98	24, 25, 35 and 37 to 40	
Risk governance and risk management				
5	Risk management organization, processes and key functions	65 to 85, 91 to 93 and 98		
6	Risk management culture	62 and 63		
7	Key risks by business segment, risk management and risk appetite	61 to 63 and 67		
8	Stress testing	53, 63, 79, 89, 90 and 93		
Capital adequacy and risk-weighted assets (RWA)				
9	Minimum Pillar 1 capital requirements	54 to 57	24 and 25	
10	Reconciliation of the accounting balance sheet to the regulatory balance sheet			11 to 17, 20 and 21
11	Movements in regulatory capital	59	27	
12	Capital planning	53 to 61		
13	RWA by business segment and by risk type	61		7
14	Capital requirements by risk and the RWA calculation method	74 to 78		7
15	Banking book credit risk			7
16	Movements in RWA by risk type	60	28	7
17	Assessment of credit risk model performance	66, 75 to 78 and 84		41
Liquidity				
18	Liquidity management and components of the liquidity buffer	91 to 98	35 to 40	
Funding				
19	Summary of encumbered and unencumbered assets	94 and 95	37	
20	Residual contractual maturities of balance sheet items and off-balance-sheet commitments	224 to 228	41 to 44	
21	Funding strategy and funding sources	98 to 100	40	
Market risk				
22	Linkage of market risk measures to balance sheet	86 and 87	32 and 33	
23	Market risk factors	84 to 90, 212 and 213	32 to 35	
24	VaR: Assumptions, limitations and validation procedures	88		
25	Stress tests, stressed VaR and backtesting	84 to 90		
Credit risk				
26	Credit risk exposures	83 and 173 to 184	31 and 70 to 81	22 to 50 and 22 to 30[(2)]
27	Policies for identifying impaired loans	80, 81, 147 and 148		
28	Movements in impaired loans and allowances for credit losses	119, 122, 123 and 173 to 184	70 to 81	27 to 30[(2)]
29	Counterparty credit risk relating to derivative transactions	80 to 82 and 192 to 195		42 to 50, 31[(2)] and 32[(2)]
30	Credit risk mitigation	77 to 82, 170 and 178		24, 28, 29 and 48 to 58
Other risks				
31	Other risks: Governance, measurement and management	72 to 74 and 100 to 106		
32	Publicly known risk events	24, 100 and 101	12, 30 and 45	

(1) Third quarter 2024.
(2) These pages are included in the document entitled *Supplementary Financial Information – Third Quarter 2024.*

National Bank of Canada
Report to Shareholders, Third Quarter 2024 46

The Bank’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by OSFI, the consolidated financial statements are to be prepared in accordance with IFRS. IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS. The unaudited interim condensed consolidated financial statements for the quarter and nine - month period ended July 31, 2024 were prepared in accordance with IAS 34 – Interim Financial Reporting using the same accounting policies as those described in Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023, except for the changes described in Note 2 to the unaudited interim condensed consolidated financial statements, which have been applied since November 1, 2023 upon the adoption of IFRS 17 – Insurance Contracts . In preparing consolidated financial statements in accordance with IFRS, management must exercise judgment and make estimates and assumptions that affect the reporting date carrying amounts of assets and liabilities, net income, and related information. Some accounting policies are considered critical given their importance to the presentation of the Bank’s financial position and operating results and require subjective and complex judgments and estimates on matters that are inherently uncertain. Any change in these judgments and estimates could have a significant impact on the Bank’s consolidated financial statements. The critical accounting estimates are the same as those described on pages 107 to 112 of the 2023 Annual Report . The geopolitical landscape (notably, the Russia - Ukraine war and the clashes between Israel and Hamas), inflation, climate change, and high interest rates continue to create uncertainty. Some of the Bank’s accounting policies, such as measurement of expected credit losses (ECLs), require particularly complex judgments and estimates. See Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023 for a summary of the most significant estimation processes used to prepare the consolidated financial statements in accordance with IFRS and for the valuation techniques used to determine the carrying values and fair values of assets and liabilities. The uncertainty regarding certain key inputs used in measuring ECLs is described in Note 7 to these unaudited interim condensed consolidated financial statements. The Bank closely monitors both new accounting standards and amendments to existing accounting standards issued by the IASB. The following standards have been issued but are not yet effective. The Bank is currently assessing the impact of applying these standards on its consolidated financial statements. Effective Date – November 1, 2026 Amendments to the Classification and Measurement of Financial Instruments In May 2024, the IASB published Amendments to the Classification and Measurement of Financial Instruments , which affects certain provisions of IFRS 9 – Financial Instruments and IFRS 7 – Financial Instruments: Disclosures . Specifically, the amendments apply to the derecognition of financial liabilities settled through electronic transfer, to the classification of certain financial assets, to the disclosures regarding equity instruments designated at fair value through other comprehensive income, and to contractual terms that could change the timing or amount of contractual cash flows. These amendments must be applied retrospectively for annual periods beginning on or after January 1, 2026. Earlier application is permitted. Effective Date – November 1, 2027 IFRS 18 – Presentation and Disclosure in Financial Statements In April 2024, the IASB issued a new accounting standard, IFRS 18 – Presentation and Disclosure in Financial Statements (IFRS 18). This new standard replaces the current IAS 1 accounting standard that covers the presentation of financial statements. IFRS 18 presents a new accounting framework that will improve how information is communicated in financial statements, in particular performance - related information in the consolidated income statement, and that will introduce limited changes to the consolidated statement of cash flows and the consolidated balance sheet. IFRS 18 must be applied retrospectively for annual periods beginning on or after January 1, 2027. Earlier application is permitted. During the third quarter of 2024, no changes were made to the policies, procedures, and other processes that comprise the Bank’s internal control over financial reporting that had or could reasonably have a significant impact on the internal control over financial reporting.

Management's Discussion and Analysis

Quarterly Financial Information

(millions of Canadian dollars, except per share amounts)		2024					2023[1]	2022	2023[1]	2022
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Total	Total
Total revenues	**2,996**	2,750	2,710	2,560	2,490	2,446	2,562	2,334	10,058	9,652
Net income	**1,033**	906	922	751	830	832	876	738	3,289	3,383
Earnings per share ($)										
Basic	**2.92**	2.56	2.61	2.11	2.35	2.37	2.49	2.10	9.33	9.72
Diluted	**2.89**	2.54	2.59	2.09	2.33	2.34	2.47	2.08	9.24	9.61
Dividends per common share ($)	**1.10**	1.06	1.06	1.02	1.02	0.97	0.97	0.92	3.98	3.58
Return on common shareholders' equity (%)[2]	**18.4**	16.9	17.1	14.1	16.1	17.2	17.9	15.3	16.3	18.8
Total assets	**453,933**	441,690	433,927	423,477	425,936	417,614	418,287	403,740		
Net impaired loans excluding POCI loans[2]	**959**	864	677	606	537	477	476	479		
Per common share ($)										
Book value[2]	**64.64**	62.28	61.18	60.40	58.53	57.45	55.76	55.24		
Share price										
High	**118.17**	114.68	103.38	103.58	103.28	103.45	99.95	94.37		
Low	**106.21**	101.24	86.50	84.97	94.62	92.67	91.02	83.12		

(1) For the fiscal 2023 comparative figures, certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.

(2) See the Glossary section on pages 49 to 52 for details on the composition of these measures.

National Bank of Canada
Report to Shareholders, Third Quarter 2024
48

Acceptances Acceptances and the customers’ liability under acceptances constitute a guarantee of payment by a bank and can be traded in the money market. The Bank earns a “stamping fee” for providing this guarantee. Allowances for credit losses Allowances for credit losses represent management’s unbiased estimate of expected credit losses as at the balance sheet date. These allowances are primarily related to loans and off - balance - sheet items such as loan commitments and financial guarantees. Assets under administration Assets in respect of which a financial institution provides administrative services on behalf of the clients who own the assets. Such services include custodial services, collection of investment income, settlement of purchase and sale transactions, and record - keeping. Assets under administration are not reported on the balance sheet of the institution offering such services. Assets under management Assets managed by a financial institution and that are beneficially owned by clients. Management services are more comprehensive than administrative services and include selecting investments or offering investment advice. Assets under management, which may also be administered by the financial institution, are not reported on the balance sheet of the institution offering such services. Available TLAC Available TLAC includes total capital as well as certain senior unsecured debt subject to the federal government’s bail - in regulations that satisfy all of the eligibility criteria in OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline . Average interest - bearing assets Average interest - bearing assets include interest - bearing deposits with financial institutions and certain cash items, securities, securities purchased under reverse repurchase agreements and securities borrowed, and loans, while excluding customers’ liability under acceptances and other assets. The average is calculated based on the daily balances for the period. Average interest - bearing assets, non - trading Average interest - bearing assets, non - trading, include interest - bearing deposits with financial institutions and certain cash items, securities purchased under reverse repurchase agreements and securities borrowed, and loans, while excluding other assets and assets related to trading activities. The average is calculated based on the daily balances for the period. Average volumes Average volumes represent the average of the daily balances for the period of the consolidated balance sheet items. Basic earnings per share Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average basic number of common shares outstanding. Basis point (bps) Unit of measure equal to one one - hundredth of a percentage point (0.01%). Book value of a common share The book value of a common share is calculated by dividing common shareholders’ equity by the number of common shares on a given date. Common Equity Tier 1 (CET1) capital ratio CET1 capital consists of common shareholders’ equity less goodwill, intangible assets, and other capital deductions. The CET1 capital ratio is calculated by dividing total CET1 capital by the corresponding risk - weighted assets. Compound annual growth rate (CAGR) CAGR is a rate of growth that shows, for a period exceeding one year, the annual change as though the growth had been constant throughout the period. Derivative financial instruments Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, exchange rate, equity price, commodity price, credit instrument or index. Examples of derivatives include swaps, options, forward rate agreements, and futures. The notional amount of the derivative is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties, and the notional amount itself is generally not exchanged by the parties. Diluted earnings per share Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding after taking into account the dilution effect of stock options using the treasury stock method and any gain (loss) on the redemption of preferred shares. Dividend payout ratio The dividend payout ratio represents the dividends of common shares (per share amount) expressed as a percentage of basic earnings per share.

Economic capital Economic capital is the internal measure used by the Bank to determine the capital required for its solvency and to pursue its business operations. Economic capital takes into consideration the credit, market, operational, business and other risks to which the Bank is exposed as well as the risk diversification effect among them and among the business segments. Economic capital thus helps the Bank to determine the capital required to protect itself against such risks and ensure its long - term viability. Efficiency ratio The efficiency ratio represents non - interest expenses expressed as a percentage of total revenues. It measures the efficiency of the Bank’s operations. Fair value The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price). Gross impaired loans as a percentage of total loans and acceptances This measure represents gross impaired loans expressed as a percentage of the balance of loans and acceptances. Gross impaired loans excluding POCI loans Gross impaired loans excluding POCI loans are all loans classified in Stage 3 of the expected credit loss model excluding POCI loans. Gross impaired loans excluding POCI loans as a percentage of total loans and acceptances This measure represents gross impaired loans excluding POCI loans expressed as a percentage of the balance of loans and acceptances. Hedging The purpose of a hedging transaction is to modify the Bank’s exposure to one or more risks by creating an offset between changes in the fair value of, or the cash flows attributable to, the hedged item and the hedging instrument. Impaired loans The Bank considers a financial asset, other than a credit card receivable, to be credit - impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred or when contractual payments are 90 days past due. Credit card receivables are considered credit - impaired and are fully written off at the earlier of the following dates: when a notice of bankruptcy is received, a settlement proposal is made, or contractual payments are 180 days past due. Leverage ratio The leverage ratio is calculated by dividing Tier 1 capital by total exposure. Total exposure is defined as the sum of on - balance - sheet assets (including derivative financial instrument exposures and securities financing transaction exposures) and off - balance - sheet items. Liquidity coverage ratio (LCR) The LCR is a measure designed to ensure that the Bank has sufficient high - quality liquid assets to cover net cash outflows given a severe, 30 - day liquidity crisis. Loans and acceptances Loans and acceptances represent the sum of loans and of the customers’ liability under acceptances. Loan - to - value ratio The loan - to - value ratio is calculated according to the total facility amount for residential mortgages and home equity lines of credit divided by the value of the related residential property. Master netting agreement Legal agreement between two parties that have multiple derivative contracts with each other that provides for the net settlement of all contracts through a single payment, in the event of default, insolvency or bankruptcy. Net impaired loans Net impaired loans are gross impaired loans presented net of allowances for credit losses on Stage 3 loan amounts drawn. Net impaired loans as a percentage of total loans and acceptances This measure represents net impaired loans as a percentage of the balance of loans and acceptances . Net impaired loans excluding POCI loans Net impaired loans excluding POCI loans are gross impaired loans excluding POCI loans presented net of allowances for credit losses on amounts drawn on Stage 3 loans granted by the Bank. Net interest income from trading activities Net interest income from trading activities comprises dividends related to financial assets and liabilities associated with trading activities, net of interest expenses and interest income related to the financing of these financial assets and liabilities . Net interest income, non - trading Net interest income, non - trading, comprises revenues related to financial assets and liabilities associated with non - trading activities, net of interest expenses and interest income related to the financing of these financial assets and liabilities. Net interest margin Net interest margin is calculated by dividing net interest income by average interest - bearing assets. Net stable funding ratio (NSFR) The NSFR ratio is a measure that helps guarantee that the Bank is maintaining a stable funding profile to reduce the risk of funding stress. Net write - offs as a percentage of average loans and acceptances This measure represents the net write - offs (net of recoveries) expressed as a percentage of average loans and acceptances.

Non - interest income related to trading activities Non - interest income related to trading activities consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held - for - trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, certain commission income, other trading activity revenues, and any applicable transaction costs. Office of the Superintendent of Financial Institutions (Canada) (OSFI) The mandate of OSFI is to regulate and supervise financial institutions and private pension plans subject to federal oversight, to help minimize undue losses to depositors and policyholders and, thereby, to contribute to public confidence in the Canadian financial system. Operating leverage Operating leverage is the difference between the growth rate for total revenues and the growth rate for non - interest expenses. Provisioning rate This measure represents the allowances for credit losses on impaired loans expressed as a percentage of gross impaired loans. Provisioning rate excluding POCI loans This measure represents the allowances for credit losses on impaired loans excluding POCI loans expressed as a percentage of gross impaired loans excluding POCI loans. Provisions for credit losses Amount charged to income necessary to bring the allowances for credit losses to a level deemed appropriate by management and is comprised of provisions for credit losses on impaired and non - impaired financial assets. Provisions for credit losses as a percentage of average loans and acceptances This measure represents the provisions for credit losses expressed as a percentage of average loans and acceptances. Provisions for credit losses on impaired loans as a percentage of average loans and acceptances This measure represents the provisions for credit losses on impaired loans expressed as a percentage of average loans and acceptances. Provisions for credit losses on impaired loans excluding POCI loans Amount charged to income necessary to bring the allowances for credit losses to a level deemed appropriate by management and is comprised of provisions for credit losses on impaired financial assets excluding POCI loans. Provisions for credit losses on impaired loans excluding POCI loans as a percentage of average loans and acceptances or provisions for credit losses on impaired loans excluding POCI loans ratio This measure represents the provisions for credit losses on impaired loans excluding POCI loans expressed as a percentage of average loans and acceptances. Return on average assets Return on average assets represents net income expressed as a percentage of average assets. Return on common shareholders’ equity (ROE) ROE represents net income attributable to common shareholders expressed as a percentage of average equity attributable to common shareholders. It is a general measure of the Bank’s efficiency in using equity. Risk - weighted assets Assets are risk weighted according to the guidelines established by OSFI. In the Standardized calculation approach, risk factors are applied directly to the face value of certain assets in order to reflect comparable risk levels. In the Advanced Internal Ratings - Based (AIRB) Approach, risk - weighted assets are derived from the Bank's internal models, which represent the Bank's own assessment of the risks it incurs. In the Foundation Internal Ratings - Based (FIRB) Approach, the Bank can use its own estimate of probability of default but must rely on OSFI estimates for the loss given default and exposure at default risk parameters. Off - balance - sheet instruments are converted to balance sheet (or credit) equivalents by adjusting the notional values before applying the appropriate risk - weighting factors. Securities purchased under reverse repurchase agreements Securities purchased by the Bank from a client pursuant to an agreement under which the securities will be resold to the same client on a specified date and at a specified price. Such an agreement is a form of short - term collateralized lending. Securities sold under repurchase agreements Financial obligations related to securities sold pursuant to an agreement under which the securities will be repurchased on a specified date and at a specified price. Such an agreement is a form of short - term funding. Stressed VaR (SVaR) SVaR is a statistical measure of risk that replicates the VaR calculation method but uses, instead of a two - year history of risk factor changes, a 12 - month data period corresponding to a continuous period of significant financial stress that is relevant in terms of the Bank’s portfolios. Structured entity A structured entity is an entity created to accomplish a narrow and well - defined objective and is designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate solely to administrative tasks and the relevant activities are directed by means of contractual arrangements. Taxable equivalent basis Taxable equivalent basis is a calculation method that consists of grossing up certain revenues taxed at lower rates (notably dividends) by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. The Bank uses the taxable equivalent basis to calculate net interest income, non - interest income and income taxes.

Tier 1 capital ratio Tier 1 capital ratio consists of Common Equity Tier 1 capital and Additional Tier 1 instruments, namely, qualifying non - cumulative preferred shares and the eligible amount of innovative instruments. The Tier 1 capital ratio is calculated by dividing Tier 1 capital, less regulatory adjustments, by the corresponding risk - weighted assets. TLAC leverage ratio The TLAC leverage ratio is an independent risk measure that is calculated by dividing available TLAC by total exposure, as set out in OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline. TLAC ratio The TLAC ratio is a measure used to assess whether a non - viable Domestic Systemically Important Bank (D - SIB) has sufficient loss - absorbing capacity to support its recapitalization. It is calculated by dividing available TLAC by risk weighted assets, as set out in OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline . Total capital ratio Total capital is the sum of Tier 1 and Tier 2 capital. Tier 2 capital consists of the eligible portion of subordinated debt and certain allowances for credit losses. The Total capital ratio is calculated by dividing Total capital, less regulatory adjustments, by the corresponding risk - weighted assets. Total shareholder return (TSR) TSR represents the average total return on an investment in the Bank’s common shares. The return includes changes in share price and assumes that the dividends received were reinvested in additional common shares of the Bank. Trading activity revenues Trading activity revenues consist of the net interest income and the non - interest income related to trading activities. Net interest income comprises dividends related to financial assets and liabilities associated with trading activities, and some interest income related to the financing of these financial assets and liabilities net of interest expenses and interest income related to the financing of these financial assets and liabilities. Non - interest income consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held - for - trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, realized and unrealized gains and losses as well as interest expense on obligations related to securities sold short, certain commission income, other trading activity revenues, and any applicable transaction costs. Value - at - Risk (VaR) VaR is a statistical measure of risk that is used to quantify market risks across products, per types of risks, and aggregate risk on a portfolio basis. VaR is defined as the maximum loss at a specific confidence level over a certain horizon under normal market conditions. The VaR method has the advantage of providing a uniform measurement of financial instrument - related market risks based on a single statistical confidence level and time horizon.